                                                                     EXHIBIT 2.1








                            ASSET PURCHASE AGREEMENT

                                      among

                             CE TECHNOLOGIES, INC.,

                          TOOL AND ENGINEERING COMPANY,

                                   FARLEY INC.

                                       and

                   TOOL & ENGINEERING COMPANY OF DETROIT, INC.

                                TABLE OF CONTENTS
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
BACKGROUND........................................................................................................1


ARTICLE 1
         DEFINITIONS AND INTERPRETATIONS..........................................................................1
                  1.1      Construction and Interpretation........................................................1
                  1.2      Partial Invalidity.....................................................................2
                  1.3      Accounting Terms.......................................................................2
                  1.4      Definitions of Certain Terms...........................................................2

ARTICLE 2
         PURCHASE AND SALE OF ACQUIRED ASSETS.....................................................................2
                  2.1      Sale and Purchase of Acquired Assets...................................................2
                  2.2      Excluded Assets........................................................................4
                  2.3      Nonassignable Properties, Permits, Licenses and Contracts..............................5
                  2.4      Assumed Liabilities....................................................................6
                  2.5      Purchase Price.........................................................................8
                  2.6      Purchase Price Adjustment..............................................................8
                  2.7      Allocation of Purchase Price...........................................................8
                  2.8      Method of Payment; Escrow Funds and Escrow Agreement...................................9
                  2.9      Closing Statement and Closing Working Capital Adjustment...............................9
                  2.10     Review and Final Determination of Purchase Price Adjustment............................9
                  2.11     Payment of Purchase Price Adjustment; Final Purchase Price............................10
                  2.12     Delivery of Documents.................................................................10

ARTICLE 3
         CLOSING; CLOSING DATE...................................................................................11

ARTICLE 4
         REPRESENTATIONS AND WARRANTIES OF THE SELLERS...........................................................11
                  4.1      Existence and Good Standing of Farley.................................................11
                  4.2      Existence and Good Standing of Detroit................................................11
                  4.3      Authority.............................................................................11
                  4.4      No Conflict...........................................................................12
                  4.5      Financial Information.................................................................12
                  4.6      Absence of Changes or Events..........................................................13
                  4.7      Real Property.........................................................................15
                  4.8      Title to Acquired Assets; Personal Property...........................................16
                  4.9      Material Contracts....................................................................17
                  4.10     Intellectual Property.................................................................18

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                                        (i)
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

                  4.11     Employment Matters....................................................................18
                  4.12     Employee Benefit Plans................................................................21
                  4.13     Tax Matters...........................................................................21
                  4.14     Liabilities...........................................................................22
                  4.15     Absence of Litigation.................................................................22
                  4.16     Accounts Receivable...................................................................22
                  4.17     Inventories...........................................................................22
                  4.18     Bank Accounts and Powers of Attorney..................................................22
                  4.19     Finders and Investment Bankers........................................................22
                  4.20     Absence of Certain Payments...........................................................23
                  4.21     OSHA..................................................................................23
                  4.22     Ability to Conduct the Business; Compliance...........................................23
                  4.23     Environmental Matters.................................................................23
                  4.24     Suppliers and Customers...............................................................25
                  4.25     Sufficiency of Assets.................................................................25
                  4.26     Warranty; Product Liability...........................................................26
                  4.27     Year 2000 Matters.....................................................................26
                  4.28     No Misleading Statements..............................................................26
                  4.29     Fair Value............................................................................26

ARTICLE 5
         REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.........................................................26
                  5.1      Organization..........................................................................26
                  5.2      Authority.............................................................................27
                  5.3      No Conflict...........................................................................27
                  5.4      Finders and Investment Bankers........................................................28

ARTICLE 6
         COVENANTS...............................................................................................28
                  6.1      Public Announcements..................................................................28
                  6.2      Cooperation in Litigation.............................................................28
                  6.3      Rambaudi Equipment....................................................................28
                  6.4      Further Assurances....................................................................29
                  6.5      Employment Matters....................................................................29
                  6.6      Employee Benefits.....................................................................30
                  6.7      Payments Received.....................................................................30
                  6.8      Covenant Not to Compete...............................................................31
                  6.9      Product Warranty Claims...............................................................31
                  6.10     Taxes.................................................................................31
                  6.11     Name Change...........................................................................31
                  6.12     Purchaser as Additional Insured on Environmental Policies.............................32
                  6.14     Closing Deliveries by the Sellers.....................................................33
                  6.15     Closing Deliveries by the Purchaser...................................................34
                  6.16     Leases and Related Agreements.........................................................34

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                                      (ii)

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

ARTICLE 7
         INDEMNIFICATION.........................................................................................34
                  7.1      Survival of Representations and Warranties............................................34
                  7.2      Sellers' Indemnity....................................................................35
                  7.3      Purchaser's Indemnity.................................................................36
                  7.4      Claims for Indemnification............................................................36
                  7.5      Indemnification Payments..............................................................37
                  7.6      No Bar................................................................................37
                  7.7      Accounts Receivable...................................................................37
                  7.8      Remedies Cumulative; Waiver...........................................................38

ARTICLE 8
         OTHER PROVISIONS........................................................................................38
                  8.1      Complete Agreement, Purchaser Negotiations............................................38
                  8.2      No Waiver.............................................................................38
                  8.3      Fees and Expenses.....................................................................38
                  8.4      Discharge, Amendment..................................................................38
                  8.5      Notices...............................................................................38
                  8.6      Governing Law.........................................................................40
                  8.7      Successors and Assigns................................................................40
                  8.8      Execution in Counterparts; Facsimile Signatures.......................................40
                  8.9      No Third Party Beneficiaries..........................................................40
                  8.10     Arm's Length Negotiations.............................................................41


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                                      (iii)

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                            ASSET PURCHASE AGREEMENT


         This ASSET PURCHASE AGREEMENT, dated February 16, 2000 (the "Agreement"), is among CE TECHNOLOGIES, INC., a Michigan corporation ("CET"), TOOL AND ENGINEERING COMPANY, a Michigan corporation ("T&E" and together with CET, the "Purchaser"), FARLEY INC., a Delaware corporation ("Farley"), and TOOL & ENGINEERING COMPANY OF DETROIT, INC., a Michigan corporation ("Detroit" and together with Farley, "Sellers" and each individually a "Seller"). The Purchaser and the Sellers are referred to collectively in this Agreement as the "Parties."

                                   BACKGROUND

         Detroit and the Tool & Engineering Division of Farley carry on the business of providing engineering, design and prototype services to the automotive industry (the "Business"). The Sellers desire to sell and the Purchaser desires to purchase all or substantially all of the assets and assume certain stated liabilities of the Business, all as more particularly described in this Agreement. In connection with the transaction described in this Agreement, T&E intends to use the assets acquired and accept the liabilities assumed from Detroit, while CET intends to use the assets acquired and accept the liabilities assumed from Farley.


                                    AGREEMENT


                                    ARTICLE 1
                         DEFINITIONS AND INTERPRETATIONS

         1.1      Construction and Interpretation.

                  (a) The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

                  (b) Each definition in this Agreement includes the singular and the plural, and references to any gender include the other genders where appropriate.

                  (c) Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated under such statute or law, unless the context requires otherwise. References to any statute or regulation mean such statute or regulation as amended at the time and include any successor legislation or regulation; provided that references to any statute or regulation contained in any representation or warranty made in Article 4 or 5 of this Agreement mean such statute or regulation as amended as of the date of such representation or warranty.

                  (d) The word "including" means "including but not limited to." The word "or" is not exclusive. The headings to the Articles and Sections are for convenience of reference and shall not affect the meaning or interpretation of this Agreement.

                  (e) References to Articles, Sections, Exhibits and Schedules mean the Articles, Sections, Exhibits and Schedules of this Agreement. The Exhibits and Schedules are incorporated by reference into and shall be deemed a part of this Agreement.

                  (f) All references to dollar amounts in this Agreement shall be references to United States Dollars unless otherwise provided.

                  (g) In computing any time period provided for in this Agreement, the first day of the time period shall not be counted but the last day of the time period shall be counted. Any action required to be taken on a particular day must be taken before 5:00 pm, Eastern Time on that day. For example, if an action were required to be taken within ten (10) days after the Closing Date, and the Closing Date were June 30, the first day to be counted would be July 1 and the action would be required to be taken before 5:00 pm, Eastern Daylight Time on July 10.

         1.2 Partial Invalidity. Insofar as possible, each provision of this Agreement shall be interpreted so as to render it valid and enforceable under applicable law and severable from the remainder of this Agreement. A finding that any provision is invalid or unenforceable in any jurisdiction shall not affect the validity or enforceability of any other provision or the validity or enforceability of such provision under the laws of any other jurisdiction.

         1.3 Accounting Terms. "GAAP" shall mean United States generally accepted accounting principles consistently applied in the financial statements of the Sellers with respect to the Business. Except as otherwise specifically provided in this Agreement, any accounting terms used in this Agreement shall refer to such terms as defined by GAAP.

         1.4 Definitions of Certain Terms. Definitions of certain terms used in this Agreement are contained in Exhibit 1.4.


                                    ARTICLE 2
                      PURCHASE AND SALE OF ACQUIRED ASSETS

         2.1 Sale and Purchase of Acquired Assets. Subject to the terms and conditions of this Agreement and on the basis of and in reliance upon the representations, warranties, covenants, obligations and agreements contained in this Agreement, at the Closing and as of the Closing Date the Sellers shall sell the Acquired Assets to the Purchaser free and clear of all Liens and the Purchaser shall purchase the Acquired Assets from the Sellers. The "Acquired Assets" shall be all of the rights, properties and assets, other than the Excluded Assets, reflected in the Financial

Statements or used in the operation of the Business as now being conducted, including the following:


                  (a) Inventory. All of the (i) finished goods, (ii) work in process, raw materials, operating supplies, packaging and shipping materials,
(iii) Kirksite inventory, and (iv) replacement, spare and component parts used in the Business (the "Inventory").

                  (b) Equipment and Tooling. Except as excluded under Section 2.2, all machinery, equipment, fixtures, tools, office fixtures, furniture, business machines, computer hardware, vehicles, and other tangible personal property, and all related spare, replacement or maintenance parts and tools.

                  (c) Computer Software and Hardware. All rights of the Sellers to computer software (however recorded), programs, and data bases, including, but not limited to, systems data, source programs, record layouts, program libraries, and any other documentation in those application areas that may pertain to any data processing system or operation related to the engineering, marketing, accounting, receiving, purchasing, and maintenance functions, and all computer hardware, including the software and hardware listed on Schedule 2.1(c).

                  (d) Books and Records. All books and records of the Sellers relating to the Business other than the corporate minute books, stock books, stock transfer ledger and corporate tax records.

                  (e) Packaging. All packaging relating to the Business.

                  (f) Permits and Licenses. All permits, licenses, approvals, certifications and listings or the like with respect to the Business issued to the Sellers by any federal, state, local or other jurisdiction or instrumentality, or certification organization (the "Permits and Licenses") including those listed on Schedule 2.1(f).

                  (g) Contracts; Equipment Leases; Real Property Leases. All rights and interest of Sellers in and to all Contracts related to the Business, including those listed on Schedule 2.1(g), all currently effective leases of equipment and other personal property with respect to the Business (the "Equipment Leases"), including those listed on Schedule 2.1(g), all real property leased by the Sellers and identified on Schedule 2.1(g) (the "Real Property Leases"), and all interests of the Sellers in and to the related buildings, structures, fixtures and improvements on the properties covered by the Real Property Leases, including those listed on Schedule 2.1(g).

                  (h) Intellectual Property. All Intellectual Property related to the Business, including those listed on Schedule 2.1(h).

                  (i) Prepaid Items. All prepaid items and deferred charges related to the Business.

                  (j) Drawings. All drawings, designs, specifications and production data with respect to the Business, excluding customer- or vendor-owned drawings.

                  (k) Trade Accounts Receivable. All accounts receivable, unbilled invoices and other debts due or recorded with respect to the Business (the "Accounts Receivable").

                  (l) Telephone Numbers and Post Office Box. All telephone numbers and post office boxes used by the Business.

                  (m) Vendor Payment Identification Numbers. All vendor or UPC payment identification numbers used by the Business for remittances from customers.

                  (n) Supplier Rebates. All rebates from suppliers or similar payments earned by or with respect to the Business.

                  (o) Claims Against Third Parties. Except as excluded under
Section 2.2, all claims or choses in action relating to the Business.

                  (p) Names. All rights to the names "Tool & Engineering Company of Detroit" and "Computer Engineering Technologies" and all derivations of such names.

         2.2 Excluded Assets. Notwithstanding anything contained in this Agreement to the contrary, the following rights, properties and assets shall not be included in the Acquired Assets (the "Excluded Assets").

                  (a) Refunds. Refunds from taxing authorities with respect to the Business for periods prior to the Effective Date.

                  (b) Cash and Bank Accounts. Any cash, balances in bank accounts, or cash equivalents and all bank accounts and lock boxes at financial institutions.

                  (c) Rambaudi Equipment. Two (2) Rambaudi model number H60L five-axis milling machines, serial numbers RS114 and RS115 (the "Rambaudi Equipment").

                  (d) Rambaudi Litigation Recovery. Any recovery by Farley in the litigation between Farley and Rambaudi, Inc., Rambaudi Industriale, S.p.A., IMTA Manufacturing Technology Automation Company, Inc. and certain individuals currently pending in (i) the Circuit Court of Cook County, Illinois, County Department, Chancery Division (Case No. 98 CH 08782) and (ii) 17th Judicial Circuit Court, Winnebago County, Illinois (Case No. 97-L-285), on appeal to the Appellate Court of Illinois, Second Judicial District (Case No. 2-99-0203) (collectively, the "Rambaudi Litigation").

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                  (e)    Assets Not Used Exclusively in the Business. Any assets
described with reasonable particularity in Schedule 2.2(e).



         2.3      Nonassignable Properties, Permits, Licenses and Contracts.

                  (a) Agreement Not an Assignment. This Agreement shall not constitute an assignment or transfer, or an attempted assignment or transfer, of any permit, approval, license, contract, agreement or similar item which, but for this Section 2.3(a), would constitute an Acquired Asset (a "Non-Assignable Asset"), if and to the extent that the assignment or transfer of such Non-Assignable Asset:

                         (i) would require the consent or waiver of a third party, including any Governmental Authority, and such consent or waiver has not been obtained;

                         (ii) would constitute a breach of the terms of such Non-Assignable Asset;

                         (iii) would constitute a violation of any law,
                  decree, order, regulation or other governmental edict; or

                         (iv)  would not be immediately practicable.

                  (b) Cooperation. The Purchaser and the Sellers shall use all commercially reasonable efforts to obtain such consents and waivers and to resolve the impracticalities of assignment referred to in Section 2.3(a).

                  (c) Provision of Benefits. To the extent that any consent or waiver referred to in Section 2.3(a) is not obtained by the Sellers until the impracticalities of assignment referred to in Section 2.3(a) are resolved, the Sellers shall use their commercially reasonable efforts to (i) provide to the Purchaser the benefits of any Non-Assignable Asset, subject to the corresponding liabilities and obligations, (ii) cooperate in any reasonable and lawful arrangement designed to provide such benefits to the Purchaser, and (iii) at the request of Purchaser, enforce for the account of the Purchaser any right of the Sellers arising from any Non-Assignable Asset against such issuer or the other party or parties referred to in Section 2.3(a) (including the right to elect to terminate in accordance with the terms of such Non-Assignable Asset on the advice of the Purchaser).

                  (d) Performance of Obligations. To the extent that the Purchaser is provided the benefits pursuant to this Section 2.3 of any Non-Assignable Asset, the Purchaser will perform the obligations of the Sellers under or in connection with such Non-Assignable Asset.

         2.4      Assumed Liabilities.

                   (a) The Purchaser shall assume, as of the Closing Date, the following specified liabilities (the "Assumed Liabilities"):

                         (i)   current accounts payable and normal
                   operating accruals of the Business as included in the Closing Statement;

                         (ii) any liability relating to accrued vacation time of any of the Sellers' employees accrued during 1999 and 2000 in accordance with Sellers' past practices;

                         (iii) any liability under the contract dated December
                   7, 1999 between United Steelworkers of America, Local 15271-002 and Farley (the "Union Contract") relating to the Business after the Closing Date;

                         (iv) any liability under Contracts and Equipment Leases listed on Schedule 2.1(g) relating to the Business after the Closing Date; provided that such Contract or Equipment Lease has been assigned to the Purchasers or, in the alternative, the Purchasers have been provided the benefit of such Contract or Equipment Lease under Section 2.3(c);

                         (v) any liability under Detroit's lease for the premises located at 1748 Northwood Drive, Troy, Michigan after the Closing Date; and

                         (vi) the liabilities described with reasonable particularity in Schedule 2.4.

                   (b) All other liabilities of the Sellers (the "Excluded Liabilities") shall remain the liabilities of the Sellers and shall not be assumed by the Purchaser (which liabilities the Sellers agree to pay and discharge), including:

                         (i) any workers' compensation claims or employee health care expenses which relate to events on or before the Closing Date;

                         (ii) any liability relating to accrued bonuses of Sellers' employees for 1999;

                         (iii) any liability resulting from a grievance by any
                   of the Sellers' employees which relates to events on or before the Closing Date;

                         (iv) any liability resulting from the termination of any of the Sellers' employees on or prior to the Closing Date;

                           (v) any liability resulting from a claim of discrimination of any kind where such discrimination is alleged to have occurred on or prior to the Closing Date;

                           (vi) any liability under any Contracts of the Sellers, including but not limited to union contracts and customer agreements, relating to the operation of the Business on or before the Closing Date or to any breach of or non-compliance with such Contracts occurring on or before the Closing Date;

                           (vii) any liability, except liabilities assumed under Section 2.4(a)(ii), under any Contract of either Seller with H.J. Christianson, Joseph Grippe, Patrick Meharg or any other employee, including but not limited to employment, termination or severance agreements;

                           (viii) any liability for post-retirement benefit
                  obligations under the Union Contract up to the maximum obligations set forth in the current Union Contract which are owed to any currently retired former employee of either Seller who does not become an employee of the Purchaser on the Closing Date;

                           (ix) Except as provided in Section 2.4(a)(ii), any liability under any Employee Benefit Plan (or under any similar plans, agreements, etc. previously maintained by either Seller) with respect to any employee or former employee of either Seller, including any other liability for post-retirement benefit obligations owed to former employees of either Seller;

                           (x) any liability for product liability claims for products of the Business manufactured on or before the Closing Date;

                           (xi) any liability for product warranty claims for products of the Business manufactured or serviced on or before the Closing Date;

                           (xii) any liability for Taxes, federal, foreign, state, local or otherwise, of the Sellers for periods ending on or before the Closing Date;

                           (xiii) any liability incurred by, under or pursuant
                  to any Environmental Laws or related to the discharge, handling, presence or clean-up of Hazardous Substances arising as a result of events occurring or facts or circumstances arising or existing on or before the Closing Date;

                           (xiv) any liability for inter-company obligations among the Sellers and/or their Affiliates;

                           (xv) any liability resulting from application of the provisions of the Code or ERISA, and the regulations thereunder, dealing with any obligation to provide "continuation coverage" to any person under, or with respect to, any "group health plan" (as such terms are defined under Section 4980B of the Code and Section 601 et seq. of ERISA) maintained by either Seller at any time;

                           (xvi) any liability resulting from application of the
                  provisions of the Code or ERISA, and the regulations thereunder, dealing with fiduciary duties or "prohibited transactions," that is in any way related to the real property covered by the Chicago Sublease;

                           (xvii) any liability for any Contract or Equipment
                  Lease which has not been assigned to the Purchasers, unless the Purchasers have been provided the benefit of such Contract or Equipment Lease under Section 2.3(c); and

                           (xviii) any other liability, obligation, debt or duty
                  of the Sellers, contingent or otherwise, which is not an Assumed Liability.

         2.5 Purchase Price. The purchase price payable by the Purchaser to the Sellers as consideration for the Acquired Assets shall be Six Million Seventy Thousand Dollars ($6,070,000), subject to the Purchase Price Adjustment (the "Purchase Price").

         2.6 Purchase Price Adjustment. The Purchase Price shall be subject to the following adjustment (the "Purchase Price Adjustment"): If the Net Working Capital of the Business as of the Closing Date (the "Closing Net Working Capital"), as derived from the Closing Statement and determined in accordance with the Agreed Upon Accounting Standards, is less than Three Million Nine Hundred Fifty-Four Thousand Dollars ($3,954,000) (the "Target Working Capital"), the Purchase Price shall be adjusted downward, on a dollar-for-dollar basis, in an amount equal to such difference. If the Closing Net Working Capital, as derived from the Closing Statement and determined in accordance with the Agreed Upon Accounting Standards, is more than the Target Working Capital, the Purchase Price shall be adjusted upward, in an amount equal to half of such difference. The term "Working Capital Adjustment" shall refer to the adjustment to the Purchase Price pursuant to this Section 2.6. A final determination of the Working Capital Adjustment shall be made after the Closing pursuant to Section 2.9(a), 2.10 (if applicable) and 2.11(a).

         2.7 Allocation of Purchase Price. The Parties acknowledge and agree that the purchase and sale of the Acquired Assets is an "applicable asset acquisition" within the meaning of Section 1060(c) of the Internal Revenue Code of 1986 (the "Code"). The Final Purchase Price and the Assumed Liabilities shall be allocated among the Acquired Assets in the manner which is mutually agreed upon by the Parties, subject to adjustment to reflect any Purchase Price Adjustment pursuant to Section 2.6. The Parties agree to be bound by such allocations and shall file Tax Returns consistent with such allocations, including the filing of the Form 8594 with the IRS.

         2.8 Method of Payment; Escrow Funds and Escrow Agreement. At the Closing, the Purchaser shall deliver to the Sellers an amount equal to the Purchase Price as follows: (i) Five Hundred Thousand Dollars ($500,000) of the Purchase Price (the "Purchase Price Escrow Fund") and Five Hundred Thousand Dollars ($500,000) of the Purchase Price (the "Indemnification Escrow Fund") shall be delivered directly to the Escrow Agent to be held pursuant to an Escrow Agreement in substantially the form attached to this Agreement as Exhibit 2.8 (the "Escrow Agreement") in immediately available funds by wire transfer to the designated account of the Escrow Agent; and (ii) Five Million Seventy Thousand Dollars ($5,070,000) shall be delivered directly to the Sellers in immediately available funds by wire transfer according to irrevocable written instructions which the Sellers shall provide to the Purchaser no later than five (5) days prior to the Closing Date.

        2.9    Closing Statement and Closing Working Capital Adjustment

               (a) Preparation and Delivery by Purchaser of Closing Statement and Determination of Working Capital Adjustment. As soon as practicable after the Closing Date, the Purchaser (i) shall prepare a statement of the Acquired Assets and Assumed Liabilities as of the Closing Date (the "Closing Statement") in accordance with the Agreed Upon Accounting Standards; and (ii) shall prepare a certificate describing the Purchaser's determination of the Working Capital Adjustment (as defined in Section 2.6) derived from the Closing Statement and determined in accordance with the Agreed Upon Accounting Standards. The Closing Statement and such certificate shall be delivered to the Sellers within forty-five (45) days after the Closing Date. A physical count of the Inventory shall be conducted in connection with the preparation of the Closing Statement on a date which is mutually agreed upon by the Parties.

               (b) Review and Access; Cooperation of the Parties. With respect to the preparation of the Closing Statement and the determination of the Working Capital Adjustment described in Section 2.9(a), each of the Parties and their respective representatives shall have the right to review and observe the taking of the physical count of the Inventory, if any, and of the valuation of the Inventory and shall otherwise have full and complete access to all books and accounts, work papers and other records and files relating to the Inventory and the Acquired Assets and to the preparation of the Closing Statement and the determination of the Working Capital Adjustment. Each of the Parties shall use all commercially reasonable efforts to provide such access to all work papers and supporting collateral documents which are in the possession or control of its independent auditors or other representatives. Each of the Parties shall cooperate with the other Party in connection with the review of the Closing Statement and the determination of the Working Capital Adjustment.

         2.10  Review and Final Determination of Purchase Price Adjustment.

               (a) Upon receipt by the Sellers of the Purchaser's determination of the Working Capital Adjustment in accordance with Section 2.9, the Sellers shall have thirty (30) days to review such determination. If within such 30-day period, the Sellers notify the Purchaser in writing that they are unwilling to accept the Working Capital Adjustment, specifically


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



identifying the item(s) and amount(s) in dispute and the basis for such dispute, the Parties shall use all commercially reasonable efforts to reach agreement within 30 days following the delivery of the Sellers' notice of dispute, or such longer period as may be agreed upon by the Parties (the "Adjustment Review Period"), with respect to such disputed items.

                  (b) If the parties fail to reach a mutually agreeable determination with respect to the Working Capital Adjustment within the Adjustment Review Period, the disputed item(s) shall be submitted to a partner having relevant expertise and practicing at the Detroit, Michigan office of Arthur Andersen LLP (the "Independent Accountant") for resolution. The Independent Accountant's determination shall be made using the Agreed Upon Accounting Standards, shall be final and binding on both parties and judgment on such determination may be entered in any court having jurisdiction. The Parties shall request that such determination by the Independent Accountant be resolved as promptly as possible. The Purchaser shall pay one-half of the fees of the Independent Accountant and the Sellers shall pay one-half of such fees.

                  (c) The resolution of any disputed items shall be combined with the undisputed items to re-calculate the Working Capital Adjustment.

         2.11     Payment of Purchase Price Adjustment; Final Purchase Price.

                  (a) Working Capital Adjustment. In the event that the Working Capital Adjustment as finally determined in accordance with Section 2.10 requires a downward adjustment, the Purchase Price shall be adjusted downward in an amount equal to the Working Capital Adjustment and the Sellers shall be obligated to make a payment to the Purchaser of such amount. The Purchaser and the Sellers agree that any such payment due by the Sellers shall be paid first out of the Purchase Price Escrow Fund within seven (7) days after the final determination is made. Any payment in excess of the Purchase Price Escrow Fund shall be paid by wire transfer of immediately available funds within seven (7) days after the final determination is made. In the event that the Working Capital Adjustment as finally determined in accordance with Section 2.10 requires an upward adjustment, the Purchase Price shall be adjusted upward in an amount equal to the Working Capital Adjustment and the Purchaser shall be obligated to make a payment to the Sellers of such amount. The Purchaser and the Sellers agree that any such payment shall be paid by wire transfer of immediately available funds within seven (7) days after the final determination is made.

                  (b) Final Purchase Price. The "Final Purchase Price" shall be the Purchase Price plus or minus, as applicable, the Working Capital Adjustment as finally determined in accordance with Section 2.10.

         2.12 Delivery of Documents. On the Closing Date, the Sellers shall deliver to the Purchaser such bills of sale, deeds, assignments and instruments as the Purchaser may reasonably require to give effect to and complete the transactions contemplated by this Agreement.

                                    ARTICLE 3
                              CLOSING; CLOSING DATE

         The consummation of the transactions contemplated by this Agreement (the "Closing") shall be held at the offices of Dykema Gossett PLLC in Bloomfield Hills, Michigan, at 10:00 a.m. on the date of this Agreement (the "Closing Date").


                                    ARTICLE 4
                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

         The Sellers, jointly and severally, represent and warrant to the Purchaser, as of the date of this Agreement and as of the Closing Date, as follows.

         4.1 Existence and Good Standing of Farley. Farley is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has the requisite corporate power and authority to own or lease its property and to conduct its business as now being conducted. Farley is duly qualified to carry on its business and is in good standing in Illinois, which is the only jurisdiction in which the character or location of the properties owned or leased by Farley in connection with the Business or the nature of the Business makes such qualification necessary. There has not been any claim in connection with the Business by any jurisdiction to the effect that Farley is required to qualify or otherwise to be authorized to do business as a foreign corporation in any such jurisdiction in which Farley has not qualified or obtained such authorization. Farley has delivered to the Purchaser accurate and complete copies of its Certificate of Incorporation and Bylaws as currently in effect.

         4.2 Existence and Good Standing of Detroit. Detroit is a corporation duly organized, validly existing and in good standing under the laws of Michigan and has the requisite corporate power and authority to own or lease its property and to conduct its business as now being conducted. Michigan is the only jurisdiction in which the character or location of the properties owned or leased by Detroit in connection with the Business or the nature of the Business makes it necessary for Detroit to qualify to do business. There has not been any claim by any jurisdiction to the effect that Detroit is required to qualify or otherwise to be authorized to do business as a foreign corporation in any such jurisdiction in which Detroit has not qualified or obtained such authorization. Detroit has delivered to the Purchaser accurate and complete copies of its Articles of Incorporation and Bylaws as currently in effect.

         4.3 Authority. The Sellers have all requisite corporate power and authority to execute and deliver this Agreement and the agreements, certificates, instruments and other documents to be delivered by the Sellers in connection with this Agreement (collectively, the "Seller Transaction Documents"), to perform their obligations under the Seller Transaction Documents, and to consummate the transactions contemplated by this Agreement. The execution and delivery of the Seller Transaction Documents, the performance of the Sellers' obligations under the Seller Transaction Documents, and the consummation of the transactions contemplated by this Agreement and the other Seller Transaction Documents have been duly and validly authorized and approved by the Boards of Directors of the Sellers and no other corporate proceedings on the part of either Seller are necessary to authorize the Seller Transaction Documents or the performance of the Sellers' obligations under the Seller Transaction Documents, or to consummate the transactions contemplated by this Agreement. This Agreement has been, and the other Seller Transaction Documents will be, duly and validly executed and delivered by the Sellers. This Agreement constitutes, and each of the other Seller Transaction Documents will constitute, valid and binding agreements of each Seller, enforceable against each Seller in accordance with their terms. The execution, delivery and performance of this Agreement and the other Seller Transaction Documents by the Sellers will not constitute a fraudulent conveyance or voidable preference or render either of the Sellers insolvent.

         4.4 No Conflict. Except as described in Schedule 4.4, the execution and delivery of this Agreement and the other Seller Transaction Documents, the performance by the Sellers of their obligations under this Agreement and the other Seller Transaction Documents, and the consummation by the Sellers of the transactions contemplated by this Agreement and the other Seller Transaction Documents will not:

               (a) contravene any provision of the Articles or Certificate of Incorporation or Bylaws or other organizational or governing documents of either Seller;

               (b) assuming that the consents, approvals, authorizations, permits, filings or notifications referred to in Section 4.4(f) below are obtained or made, violate or conflict with any law, statute, ordinance, rule, regulation, decree, writ, injunction, judgment or order of any Governmental Authority or of any arbitration award which is either applicable to, binding upon or enforceable against either of the Sellers or any of their assets;

               (c) conflict with, result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right of payment under or the right to terminate, amend, modify, abandon or accelerate, any Material Contract;

               (d) result in or require the creation or imposition of any Lien upon or with respect to any of the Acquired Assets;

               (e) give to any Person a right or claim against the Sellers; or

               (f) require the consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, any court or tribunal or any other Person.

         4.5 Financial Information. The Sellers have delivered to the Purchaser the 1997 Unaudited Financial Statements and the 1998 Unaudited Financial Statements, as well as the unaudited financial statements of the Business as of and for the period ended August 29, 1999 (the "Interim Financial Statements"). The 1997 Unaudited Financial Statements, the 1998

Unaudited Financial Statements and the Interim Financial Statements (collectively, the "Financial Statements") are in all material respects true, correct and complete and fairly present in all material respects the financial position of the Business as of their respective dates and the results of operations and changes in financial position of the Business for the periods then ended. Each of the Financial Statements for Detroit has been prepared in accordance with GAAP consistently applied during the periods involved, except that the Interim Financial Statements are subject to normal year-end adjustments which are not expected to be material in amount and except as otherwise expressly described in Schedule 4.5. Each of the Financial Statements of the Tool & Engineering Division of Farley has been prepared on a consistent basis during the periods involved (but not in accordance with GAAP), except that the Interim Financial Statements are subject to normal year-end adjustments which are not expected to be material in amount and except as otherwise expressly described in Schedule 4.5. The books and records of the Business have been, and are being, maintained in accordance with applicable legal and accounting requirements applied on a consistent basis. Except as otherwise expressly described in Schedule 4.5, there are no material special or non-recurring items of income or expense during the periods covered by the 1997 Unaudited Financial Statements, the 1998 Unaudited Financial Statements and the Interim Financial Statements and the balance sheets included therein do not reflect any write-up or revaluation increasing the book value of any assets.

         4.6 Absence of Changes or Events. Since August 29, 1999, except as disclosed in Schedule 4.6, there has not been, with respect to the Business:

               (a) any incurrence of indebtedness for borrowed money, any issuance of debt securities or assumption, grant, guarantee or endorsement or otherwise an accommodation through which the Business became responsible for the obligation of another Person;

               (b) any creation or granting of any Lien with respect to any Acquired Assets, other than (i) Liens for Taxes, the payment of which is not yet delinquent or which are being contested in good faith and by appropriate proceedings with adequate reserves set aside for such Taxes on the books of the Business in accordance with GAAP, (ii) materialmen's, warehousemen's, mechanics' or other Liens arising by operation of law in the ordinary course of business for sums not due and which do not materially detract from the value of such assets or properties or impair the operation of the Business, and (iii) statutory Liens incurred in the ordinary course of business in connection with worker's compensation, unemployment insurance, or other forms of governmental insurance or benefits;

               (c) any damage, destruction or loss of the Acquired Assets (whether or not covered by insurance) other than any such damage, destruction or loss in the ordinary course of business which individually or in the aggregate has not had or could not reasonably be expected to have a Material Adverse Effect;

               (d) any change in the accounting principles, methods or practices followed including any change in depreciation or amortization policies or rates;

               (e) any sale, lease, mortgaging, abandonment or other disposition of any interest in real property, or any sale, assignment, transfer, license or other disposition of any Intellectual Property or any other intangible asset, any machinery, equipment or other operating property, excepting sales, leases or other dispositions of machinery, equipment or other operating property (i) not in excess of $10,000 in the aggregate, or (ii) in the ordinary course of business at a price at least equal to the net book value of the asset;

               (f) any change in the relationship or course of dealing with any suppliers, customers, lenders or creditors which has had or, to the knowledge of either Seller, could reasonably be expected to have, a Material Adverse Effect;

               (g) any transactions with any officers, directors, employees of either Seller or any of their Affiliates or any Person related by blood or marriage or controlled by any of the foregoing, other than the payment of salaries or other employee benefits at rates not higher than those previously in effect;

               (h) any transactions with either Seller or any Affiliate of either Seller other than transactions in the ordinary course consistent with past practice;

               (i) any cancellation or compromise of any debt or claim except for adjustments made with respect to contracts for the purchase of supplies or for the sale of products in the ordinary course of business which in the aggregate were not material to the Business;

               (j) any waiver or release of any rights which otherwise would constitute an Acquired Asset of any material value;

               (k) any transaction, contract or commitment other than in the ordinary course of Business;

               (l) any contract or commitment to purchase or make any capital expenditure in excess of $10,000 or $25,000 in the aggregate;

               (m) any "extraordinary loss" as such term is defined in
Section I-17 of the current text of Accounting Statements of the Financial Accounting Standards Board, whether or not such loss shall have been covered by insurance;

               (n) any charitable contribution in excess of $5,000 or commitment to make any such contribution;

               (o) any cancellation or reduction in amount of any customer purchase order valued at $10,000 or more;

                  (p) a merger of either Seller with or into another Person, a consolidation with another Person or an acquisition (by purchase, merger, consolidation, stock acquisition or otherwise) of assets of another Person;

                  (q) satisfaction of any obligation under a guarantee through a material transfer of assets or incurrence of liabilities;

                  (r) any agreement, whether in writing or otherwise, to take any of the actions specified in this Section 4.6; or

                  (s) any other occurrence, event or condition which has had or could reasonably be expected to have a Material Adverse Effect.

         4.7 Real Property. Schedule 4.7 lists all real property and interests in real property owned (the "Owned Real Property"), leased (the "Leased Real Property") or used ("Used Real Property" and, together with the Owned Real Property and the Leased Real Property, collectively the "Real Property") by the Business including leases and material easements, if any.

                  (a) Since August 29, 1999, except for the transfer of the property covered by the Chicago Sublease from Farley to the Retirement Trust of Farley Inc., neither Seller, with respect to the Business, has purchased or contracted to purchase, lease or otherwise acquire or take options on, nor has either Seller sold or contracted to sell, lease, otherwise dispose of, or give options on, any Real Property except to the extent that such transactions do not obligate the Business to expend more than $5,000 per annum.

                  (b) No charges or violations have been filed, served, made or threatened against or relating to any of the operations of the Business as a result of any violation or alleged violation of any applicable restrictive covenants, ordinances, regulations and zoning laws or as a result of any encroachment or alleged encroachment on the property of others.

                  (c) The Real Property Leases are valid and legally binding in accordance with their respective terms free and clear of all Liens, and there is not under any Real Property Lease any existing default or event of default which, with notice or lapse of time or both, would constitute a default. None of the rights of either Seller under any Real Property Lease is subject to termination or modification as a result of the transactions contemplated by this Agreement.

                  (d) There are no condemnation proceedings or eminent domain proceedings of any kind pending or threatened against the Real Property.

                  (e) The use and occupancy of the Leased Real Property by the Sellers in operating the Business does not constitute a default under the terms of each applicable lease and there are no facts known to either Seller which would prevent the Leased Real Property from being occupied after the Closing Date in the same manner as before.

                  (f) The Sellers, in connection with the operation of the Business, enjoy peaceful and quiet possession of each parcel of Real Property except for variations, if any, which do not materially restrict the continued use of such Real Property for the purposes for which each is now employed or adversely affect the value of such Real Property.

                  (g) The rental set forth in each Real Property Lease is the actual rental being paid, and there are no separate agreements or understandings regarding such rental.

                  (h) At least one of the Sellers has the full right to exercise the renewal options contained in each Real Property Lease on the terms and conditions contained in each Real Property Lease and upon due exercise would be entitled to enjoy the use of each Leased Real Property for the full term of such renewal options.

         4.8      Title to Acquired Assets; Personal Property.

                  (a) Except as described in Schedule 4.8(a), the Sellers have good and marketable title to the Acquired Assets, free of all Liens other than
(i) Liens for Taxes, the payment of which is not yet delinquent or which are being contested in good faith and by appropriate proceedings with adequate reserves set aside on the books of the Business for such Taxes in accordance with GAAP, (ii) materialmen's, warehousemen's, mechanics' or other Liens arising by operation of law in the ordinary course of business for sums not due and which do not materially detract from the value of such assets or properties or materially impair the operation of the Business, and (iii) statutory Liens incurred in the ordinary course of business in connection with worker's compensation, unemployment insurance, or other forms of governmental insurance or benefits.

                  (b) Schedule 4.8(b) lists each Equipment Lease. Each Equipment Lease is in full force and effect. All rents and additional rents due to date on each Equipment Lease have been paid. The lessee has been in peaceable possession since the commencement of the original term of each Equipment Lease. The lessee is not in default under each Equipment Lease and no waiver, indulgence or postponement of the lessee's obligations under the Equipment Lease has been granted by the lessor. There exists no event of default or event, occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any further event or condition would become a default under any Equipment Lease. The Sellers have not violated any of the terms or conditions under any Equipment Lease in any material respect and all of the covenants to be performed by the lessee under any Equipment Lease have been performed in all material respects.

                  (c) None of the Acquired Assets is subject to a contract for sale other than in the ordinary course of business.

                  (d) Except as set forth in Schedule 4.8(d), all machinery and equipment owned or leased by the Sellers and comprising part of the Acquired Assets is in operating condition, has been maintained and repaired by the Sellers in the ordinary course of business, and conforms to all applicable laws, ordinances and regulations.

         4.9      Material Contracts.

                  (a) Schedule 4.9 lists the following Contracts to which either Seller is a party or by which it or its property is bound and which are included as an Acquired Asset or an Assumed Liability (collectively, the "Material Contracts"):

                      (i) any Contract (except as disclosed in Schedule 4.7 or 4.8(b)) involving commitments to others to make capital expenditures or purchases or sales involving $10,000 or more in any one case or $25,000 in the aggregate in any period of twelve consecutive months;

                      (ii)    any Contract (except as disclosed in Schedule
                  4.7 or 4.8(b)) relating to any direct or indirect indebtedness for borrowed money (including any loan agreement, lease-purchase arrangement, guarantee, agreement to purchase goods or services or to supply funds or other undertakings on which others rely in extending credit), or any conditional sales contract, chattel mortgage, equipment lease agreement and other security arrangement with respect to personal property with an obligation in excess of $5,000;

                      (iii) any Contract with or for the benefit, directly or indirectly, of either Seller or any Affiliate of either Seller;

                      (iv)    any collective bargaining agreement or other union

                  contract;

                      (v)     any consulting or management services contract;

                      (vi) any Contract containing covenants limiting the freedom of the Purchaser (as successor) to compete in any line of business with any Person or in any area or territory;

                      (vii) any license agreement, either as licensor or licensee, or any other agreement or arrangement of any type relating to any of the patents, trademarks or trade names or other assets;

                      (viii)  any Contract with any sales agent,
                  representative, franchisee or distributor of any of the products of the Business;

                      (ix)    any tax-sharing agreements or arrangements;

                      (x) any Contract which requires the payment of royalties;

                         (xi) any executory Contract with a customer of the Business, including any open or blanket purchase orders and any "demand-pull" Contracts (with each of the foregoing conspicuously identified as such);

                         (xii) any other Contract not of the type covered by any of the other items of this Section 4.9 which (i) involves an obligation in excess of $5,000, either individually or in the aggregate, (ii) has a remaining term in excess of twelve consecutive months, or (iii) is not in the ordinary course of business; and

                         (xiii) any other Contract which is material to the Business.

                  (b) True, correct and complete copies of the Material Contracts have been delivered to the Purchaser. All of the Material Contracts are in full force and effect and are valid and legally binding obligations of the parties to such contracts enforceable in accordance with their respective terms, subject to the qualifications that such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing. No Material Contract exists between the Sellers and any other party with respect to the Business based upon a past course of dealing. Except as disclosed in Schedule 4.9, neither Seller is in default in the payment of its respective obligations under, or in the performance of, any Material Contract and there is no express provision in any Material Contract as the result of which the rights of either Seller under such Material Contract will be materially impaired by the transactions provided for in this Agreement. To the knowledge of the Sellers, no other party to such Material Contract is in default in the payment of any obligation involving $5,000 or more under, or in the performance of, any material covenant or obligation to be performed by it pursuant to any such Material Contract.

         4.10 Intellectual Property. No other Intellectual Property other than the software licenses listed on Schedule 4.10 are necessary for the operation of the Business.

         4.11     Employment Matters.

                  (a) Schedule 4.11 lists (i) the name, title and current compensation of each present director and officer of Detroit, regardless of the level of their compensation, and (ii) the name, date of hire or appointment and current annual salary, commissions, allowances or wage rates of each employee of the Business, along with any arrangement to increase such annual salary, commissions, allowances or wage rates, with estimated annual or prior year rates where current annual data is unknown or unobtainable.

                  (b) Schedule 4.11 lists the name of each person to whom the Sellers, with respect to the Business, made any payment during the last three fiscal years which was reported on Form 1099, along with the amounts paid and a description of the reason for the payment.

                  (c) Schedule 4.11 lists the names and addresses of all agents or agencies of the Sellers (including powers of attorney) with power or authority to bind either of the Sellers with respect to the Business in any material respect and the purpose and scope of authority of such agency.

                  (d) Except as set forth in Schedule 4.11, neither Seller is a party to any employment agreement or consulting agreement with any Person working in the Business, nor is any such contract or agreement presently being negotiated.

                  (e) Except as set forth in Schedule 4.11, there is no unfair labor practice charge or complaint pending or threatened against or otherwise affecting the employees of the Sellers working in the Business.

                  (f) Schedule 4.11 lists all labor strikes, slowdowns, work stoppages, lockouts and all complaints, charges and citations of violations of the Civil Rights Act of 1964, Title VII of the Civil Rights Act of 1964, the Fair Labor Standards Act, Title I of the Americans with Disabilities Act, or any other federal, state or local employment or discrimination law affecting the Business during the past five years.

                  (g) Except as set forth in Schedule 4.11, no action, suit, complaint, charge, arbitration, inquiry, proceeding or investigation by or before any court or other Governmental Authority brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of the employees of either Seller working in the Business is pending or, to the knowledge of either Seller, threatened.

                  (h) Except as set forth in Schedule 4.11, no grievance is pending or, to the knowledge of either Seller, threatened from any employee working in the Business.

                  (i) Neither Seller is a party to or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices, wages, hours, and terms and conditions of employment with respect to the Business.

                  (j) The Sellers have paid in full to all employees working in the Business, or accrued in their financial books and records, all wages, salaries, commissions, bonuses, benefits and other compensation due to such employees or otherwise arising under any policy, practice agreement, plan, program, statute or other law.

                  (k) Neither Seller is liable for any severance pay or other payments to any employee or former employee working in the Business arising from the termination of employment, and the Purchaser will not have any liability under any benefit or severance policy, practice, agreement, plan, or program which exists or arises, or may be deemed to exist or arise, under any applicable law or otherwise, as a result of or in connection with the transactions contemplated by this Agreement or as a result of the termination by either Seller of any persons employed by either Seller on or before the Closing Date.

                  (l) Neither Seller, with respect to the Business, has closed any plant or facility, effectuated any layoffs of employees or implemented any early retirement, separation or window program within the past three years and has no knowledge of any such matters within the past five years, nor has either Seller planned or announced any such action or program for the future.

                  (m) Each Seller is in substantial compliance with its obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988 and all other notification and bargaining obligations arising under any collective bargaining agreement, statute or otherwise.

                  (n) Except as set forth in Schedule 4.11, no employee of the Business is on or subject to any layoff, short-term or long-term disability, workers compensation claim or other leave of absence.

                  (o) To the knowledge of either Seller, no executive or key employee or group of employees has any plans to terminate his, her or their employment with the Business as a result of the transactions contemplated by this Agreement or otherwise.

                  (p) Except as set forth in Schedule 4.11, each employee of the Business is employed on an at-will basis and neither Seller has any written agreements or oral agreements with any of its employees which would interfere with the Sellers' ability to discharge such employees.

                  (q) The Sellers, with respect to the Business and the employees of the Business, have materially complied with applicable laws, executive orders, rules and regulations relating to employment, civil rights and equal employment opportunities, including, the Civil Rights Act of 1964, Title VII of the Civil Rights Act of 1964 and the Fair Labor Standards Act, and Title I of the Americans with Disabilities Act, and affirmative action obligations.

                  (r) The Sellers, with respect to the Business and the employees of the Business, are and at all times have been in material compliance with the terms and provisions of the Immigration Reform and Control Act of 1986, (the "Immigration Act"). With respect to each "employee" (as defined in 8 C.F.R. 274a.1(f)) of the Business for whom compliance with the Immigration Act is required, the Sellers have on file a true, accurate and complete copy of (i) each employee's Form I-9 (Employment Eligibility Verification Form), and (ii) all other records, documents or other papers prepared, procured and/or retained pursuant to the Immigration Act. Neither Seller has been cited, fined, served with a Notice of Intent to Fine or with a Cease and Desist Order, nor has any action or administrative proceeding been initiated or, to the knowledge of either Seller, threatened against either Seller by the Immigration and Naturalization Service by reason of any actual or alleged failure to comply with the Immigration Act.

         4.12     Employee Benefit Plans.

                  (a) Schedule 4.12 contains a true and complete list of all employment-related plans, including employment or consulting agreements, collective bargaining and supplemental agreements, pension, profit sharing, incentive, bonus, deferred compensation, retirement, stock option, stock purchase, severance, medical and hospitalization, insurance, vacation, salary continuation, sick pay, welfare, fringe benefit and other employee benefit plans, contracts, programs, policies and arrangements, whether written or oral, which either of the Sellers maintains, or under which either of the Sellers has any obligations with respect to any employee of the Business, their spouses or dependents (the "Employee Benefit Plans").

                  (b) Except as described in Schedule 4.12, during the twenty-four (24) month period ending on the Closing Date, all contributions, premium payments and other payments due from either Seller to or under such Employee Benefit Plans (except with respect to any defined benefit pension plan subject to Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) have been paid in a timely manner.

                  (c) Neither Seller has incurred any material liability pursuant to any Employee Benefit Plan which will constitute a lien upon the Purchased Assets, except to the extent the same constitutes an Assumed Liability.

                  (d) Except as described in Schedule 4.12, with respect to each of the Employee Benefit Plans:

                           (i) the Sellers have made available to the Purchaser
                  true and complete copies of the current plan document (including a written description of all oral Employee Benefit Plans), any amendments to the current plan document, and any related summary plan description, handbook or similar documents describing such Employee Benefit Plans; and

                           (ii) no such Employee Benefit Plan is a
                  "multiemployer plan" (as defined in ERISA Section 3(37)).

         4.13 Tax Matters. With respect to the Business and/or the Acquired Assets and Assumed Liabilities:

                  (a) There are no Liens on any of the Acquired Assets resulting from any Tax liability and no security interests on any of the Acquired Assets that arose in connection with any failure (or alleged failure) to pay any Tax.

                  (b) The Sellers have withheld and paid, or are holding or have deposited for payment, all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

               (c) Neither Seller nor any of their subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

         4.14 Liabilities. Except as set forth and adequately reserved for in the Financial Statements or as described with reasonable particularity on
Schedule 4.14, neither Seller has any outstanding claims, liabilities or indebtedness, fixed or contingent, or obligations of any nature, whether accrued, absolute, contingent, threatened or otherwise, whether due or to become due with respect to the Business, the Acquired Assets and/or the Assumed Liabilities.

         4.15 Absence of Litigation. Except as disclosed in Schedule 4.15, there is no claim, action, suit or other legal or administrative proceeding or governmental investigation pending or affecting, or to the knowledge of either Seller, threatened against either Seller at law or in equity involving directly or indirectly the Business, the Acquired Assets and/or the Assumed Liabilities, before or by any federal, state, municipal or other governmental or non-governmental department, commission, board, bureau, agency, court or other instrumentality, or by any other Person which (a) if adversely determined, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or (b) relates to this Agreement. There are no existing or, to the knowledge of either Seller, threatened orders, judgments or decrees of any court or other Governmental Authority that specifically apply to the Acquired Assets, the Assumed Liabilities and/or the Business.

         4.16 Accounts Receivable. The amount of the Accounts Receivable in the records and books of account of the Business as at the Closing Date, less the amount of any provision or reserve for doubtful accounts set forth in the Closing Statement, will be good and collectible in full in the ordinary course of business no later than 120 days after the Closing Date. All accounts receivable have resulted in the ordinary course of business from the sale and delivery of products of the Business. To the knowledge of the Sellers, none of the Accounts Receivable is or will be at the Closing Date subject to any counterclaim or set-off except to the extent of any such provision or reserve.

         4.17 Inventories. All Inventories consist solely of the type and quality used and produced in the Business and have been accounted for in accordance with GAAP. Both excess and obsolete inventory have been fully reserved for or are recorded at zero value in accordance with GAAP.

         4.18 Bank Accounts and Powers of Attorney. Schedule 4.18 lists (a) the name of each bank in which either Seller has, with respect to the Business, an account, lock box or safe deposit box, and (b) the names of all persons holding powers of attorney for either Seller with respect to the Business and a statement of the terms of such power of attorney.

         4.19 Finders and Investment Bankers. Neither the Sellers nor any of their officers or directors have employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated in this Agreement.

         4.20 Absence of Certain Payments. With respect to the operations of the Business, neither the Sellers nor any director, officer, agent, employee, consultant or other Person associated with or acting on behalf of either Seller, has (a) used any corporate funds for contributions, gifts, entertainment or other expenses relating to political activity, in violation of the laws of the United States or any jurisdiction of the United States, or, in violation of the laws of any other jurisdiction, (b) made any direct or indirect payments to government officials or others from corporate funds, or established or maintained any unrecorded funds, in violation of the laws of the United States or any jurisdiction of the United States, or, in violation of the laws of any other jurisdiction, (c) violated any provisions of the Foreign Corrupt Practices Act of 1977, or (d) violated any of the anti-boycott provisions of 15 C.F.R. 369.

         4.21 OSHA. Each parcel of Real Property described in Schedule 4.7 has been maintained and operated in all material respects in compliance with OSHA and any similar state statute. Except as disclosed in Schedule 4.21, neither Seller is or has been within the last three years subject to an investigation by the Department of Labor, litigation over compliance with such rules and regulations or any fine, penalty or citation relating to or arising out of a violation or alleged violation of OSHA and any similar state statute.

         4.22 Ability to Conduct the Business; Compliance. The Sellers have all federal, state, local and foreign governmental permits, licenses, registrations and authorizations necessary to conduct the Business as presently conducted, including the Environmental Permits (collectively, the "Government Permits"), all of which are listed on Schedule 4.22. All Government Permits and all applications for any Government Permit are in full force and effect. No proceeding is pending or, to the knowledge of the Sellers, threatened to revoke any Government Permit. No violations have been incurred with respect to any Government Permit. The conduct of the Business is in material compliance with all applicable ordinances, laws and regulations. Neither Seller has received any notice from any Governmental Authority of any violation of any such ordinance, law or regulation nor does either Seller have reason to believe any such notice is forthcoming. Assuming that Purchaser has obtained the Government Permits listed on Schedule 4.22, neither Seller is aware of any legal impediment to the continued operations of the Business by the Purchaser after the Closing Date.

         4.23  Environmental Matters.  Except as disclosed in Schedule 4.23:

               (a) The Sellers possess all of the permits, licenses and governmental approvals required by Environmental Laws ("Environmental Permits") for the operation of each facility at which any operations of the Business are conducted (each, a "Facility") and the Sellers have made timely and complete applications for the issuance, renewal, extension and reissuance of all Environmental Permits. Each Facility is described with particularity on Schedule
4.7 and constitutes part of the Real Property.

               (b) The Sellers are in material compliance with all Environmental Permits for the operation of each Facility in the manner in which it is presently operated.

                  (c) No conditions are known to exist that will adversely affect the continued validity of or the material compliance with any Environmental Permits required for the operation of any Facility in the manner in which it is presently operated.

                  (d) All material expenses related to compliance with Environmental Laws or Environmental Permits accrued and recorded by the Business on the books of the Sellers for the 1997 through 1999 calendar years (through August 29, 1999) are included in the Financial Statements.

                  (e) There are no pending or, to the knowledge of either Seller, threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations or proceedings against the Facilities or either Seller arising under or relating in any way to any Environmental Law or any Environmental Permits ("Environmental Claims"), and there are no facts, circumstances, conditions or occurrences known to either Seller that could reasonably be anticipated to form the basis of an Environmental Claim.

                  (f) There have been no Environmental Claims asserted with respect to the Business or the Acquired Assets within the last ten years.

                  (g) The Sellers have no knowledge of any Hazardous Substances on, at, or under any Facility or former Facility other than those being generated, used, treated or stored in compliance with Environmental Laws for use in the operation of any Facility, including, without limitation, such substances contained in barrels, tanks, equipment (movable or fixed) or other containers.

                  (h) Neither Seller has knowledge that any spill, discharge, deposit, emission or other release or threat of release of any Hazardous Substance on, at or from any Facility or former Facility has occurred that could give rise to an Environmental Claim. Neither Seller has any knowledge that any spill, discharge, deposit or other release or threat of release of any Hazardous Substance has been caused, directly or indirectly, by either Seller or any agent of either Seller or any prior user of the site on which the Facility or former Facility is located, in each case, that could give rise to an Environmental Claim.

                  (i) To the knowledge of either Seller, there are no asbestos-containing materials installed in or affixed to the structures on any Facility, nor are such materials stored or disposed of at any Facility.

                  (j) To the knowledge of either Seller, there are no transformers, fixtures or other electrical equipment containing polychlorinated biphenyls installed in, affixed to or located on or at any Facility.

                  (k) To the knowledge of either Seller, there are not, and have not been, any storage tanks for gasoline or other petroleum products or any other Hazardous Substances located at any Facility, whether above ground, underground or within a structure.

                  (l) To the knowledge of either Seller, there is no violation or alleged violation of any applicable Environmental Law with respect to any Facility or former Facility.

                  (m) To the knowledge of either Seller, there are no citizen complaints relating to any Facility or former Facility.

                  (n) There are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, threatened release, emission, discharge or disposal of any Hazardous Substance that could form the basis of any Environmental Claim relating to Facilities that either Seller no longer currently operates, but owns or owned or operated prior to the date of this Agreement.

                  (o) The Sellers have provided to the Purchaser true and complete copies of any environmental reports and other documents in their possession or control that relate to Environmental Claims, the Sellers' compliance with Environmental Laws at either Facility and Environmental Permits, or to the environmental condition of the Facilities.

             4.24 Suppliers and Customers. Neither Seller has had a significant problem in obtaining in a timely manner and at reasonable cost any and all materials (raw, finished or otherwise) used or to be used in the Business, and neither Seller has any reason to believe the Business will have any significant problem in obtaining such materials in the future. Neither Seller has received written notice of intent to terminate any Material Contract or agreements for the purchase of the products of the Business and neither Seller has knowledge of any circumstances which are reasonably likely to result in a material decrease in the revenues of the Business during the twelve months immediately after the Closing Date. Except as disclosed in Schedule 4.24, the Sellers represent and warrant that neither Seller has any knowledge that any of the customers of the Business will not continue to purchase from the Purchaser after the Closing Date on substantially the same basis and in substantially the same volumes as presently purchased.

             4.25 Sufficiency of Assets. Except as listed on Schedule 4.25, the Acquired Assets include all of the assets necessary to operate the Business as a stand-alone business. Except for the Excluded Assets, the Acquired Assets (i.e., the property (real and personal) reflected in the Financial Statements, together with the property leased from others as described in Schedule 4.7 and the Intellectual Property referred to in Schedule 4.10) constitute all of the material tangible and intangible property used in the conduct of the Business as of the date of this Agreement. On the Closing Date, all of such property will constitute all of the tangible and intangible property used in the conduct of the Business and will comprise the Acquired Assets. Except as listed in Schedule 4.25, all of the Acquired Assets are now, and on the Closing Date will be, in the possession of the Business and located at the Real Property.

             4.26 Warranty; Product Liability. Schedule 4.26 contains a complete and accurate list of any and all warranties made by either Seller covering or relating to any of the products or services sold by the Business. Schedule 4.26 contains a complete and accurate list of the claims experience of the Business with respect to warranty and product liability claims for the last five years (including the type of product or service and the monetary value). Except for losses, claims, damages and expenses which are described on Schedule 4.26, neither Seller has any notice of any liabilities, fixed or contingent, asserted and arising out of or based upon incidents occurring on or before the date of this Agreement with respect to:

                  (a) any product liability or any similar claim that relates to any of the products of the Business sold by either Seller to others;

                  (b) the delivery of faulty service by the Business; or

                  (c) any claim for the breach of any express or implied product warranty, or any similar claim that relates to any product sold or service delivered by the Business and neither Seller has knowledge of any product or service defects which reasonably could be expected to give rise to any such liabilities or claims.

             4.27 Year 2000 Matters. All computer software used in the Business is capable of accurately processing, calculating, manipulating, storing and exchanging date/time data from, into and between the twentieth and twenty-first centuries, including, without limitation, the years 1999 and 2000 and any leap year calculations.

             4.28 No Misleading Statements. The representations of the Sellers in this Agreement or any Exhibit, Schedule, list or other document delivered by the Sellers pursuant to this Agreement do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained in this Agreement or any Exhibit, Schedule, list or other document not misleading. No information necessary to make any of the representations and warranties in this Agreement contained not misleading has been withheld from, or has not been disclosed in writing to, the Purchaser.

             4.29 Fair Value. Each of the Boards of Directors of the Sellers has determined that the Sellers have received fair consideration for the Acquired Assets and that the Purchase Price represents a reasonably equivalent value in exchange for the Acquired Assets.

                                    ARTICLE 5
                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

             The Purchaser represents and warrants to the Sellers as follows:

             5.1 Organization. The Purchaser is a corporation duly organized validly existing and in good standing under the laws of the State of Michigan and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

             5.2 Authority. The Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and the agreements, certificates, instruments and other documents to be delivered by the Purchaser in connection with this Agreement (collectively, the "Purchaser Transaction Documents"), to perform its obligations under the Purchaser Transaction Documents, and to consummate the transactions contemplated by this Agreement. The execution and delivery of the Purchaser Transaction Documents, the performance of the Purchaser's obligations under the Purchaser Transaction Documents, and the consummation of the transactions contemplated by this Agreement and the other Purchaser Transaction Documents have been duly and validly authorized and approved by the Board of Directors of the Purchaser and no other corporate proceedings on the part of the Purchaser are necessary to authorize the Purchaser Transaction Documents or the performance of the Purchaser's obligations under the Purchaser Transaction Documents, or to consummate the transactions contemplated by this Agreement. This Agreement has been, and the other Purchaser Transaction Documents will be, duly and validly executed and delivered by the Purchaser. This Agreement constitutes, and each of the other Purchaser Transaction Documents will constitute, a valid and binding agreement of the Purchaser, enforceable against the Purchaser in accordance with its terms.

             5.3 No Conflict. The execution and delivery of this Agreement and the other Purchaser Transaction Documents, the performance by the Purchaser of its obligations under this Agreement and the other Purchaser Transaction Documents, and the consummation by the Purchaser of the transactions contemplated by this Agreement and the other Purchaser Transaction Documents will not:

                  (a) contravene any provision of the Articles of Incorporation or Bylaws of the Purchaser;

                  (b) violate or conflict with any law, statute, ordinance, rule, regulation, decree, writ, injunction, judgment or order of any Governmental Authority or of any arbitration award which is either applicable to, binding upon or enforceable against the Purchaser or any of its assets;

                  (c) conflict with, result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right of payment under or the right to terminate, amend, modify, abandon or accelerate, any material contract which is applicable to, binding upon or enforceable against the Purchaser;

                  (d) result in or require the creation or imposition of any Lien upon or with respect to any of the property or assets of the Purchaser;

                  (e) give to any Person a right or claim against the Purchaser which would have a Material Adverse Effect on the Purchaser; or

                  (f) require the consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, any court or tribunal or any other Person, except any governmental permits or licenses required to operate the Business.

              5.4 Finders and Investment Bankers. Neither the Purchaser nor any of its officers or directors has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated in this Agreement for which either Seller could become responsible.


                                    ARTICLE 6
                                    COVENANTS

              6.1 Public Announcements. Neither Seller shall make any public disclosure of this Agreement or the transactions contemplated by this Agreement without the prior written consent of the Purchaser except as and to the extent that either Seller shall be obligated by law, rule or regulation.

              6.2 Cooperation in Litigation. If, after the Closing Date, the Sellers or the Purchaser shall require the participation of officers and employees employed by each other to aid in the defense or settlement of litigation or claims by third parties, and so long as there exists no conflict of interest between the Parties, the Sellers and the Purchaser shall use commercially reasonable efforts to make such officers and employees available to participate in such defense, provided that the Party requiring the participation of such officers or employees shall pay all reasonable out-of-pocket costs, charges and expenses arising from such participation.

              6.3 Rambaudi Equipment.

                  (a) Following the Closing, the Purchaser agrees to permit Farley to store the Rambaudi Equipment on the premises located at 900 W. 18th Street, Chicago, Illinois, until 90 days following written agreement by Farley and the Purchaser that the Rambaudi Equipment is in working condition (the "Storage Period"). During the Storage Period, the Sellers shall bear all risk of loss with respect to the Rambaudi Equipment and shall fully insure the Rambaudi Equipment against any and all losses. During the Storage Period, the Purchaser shall grant the Sellers and their authorized representatives, upon reasonable notice to the Purchaser, reasonable access during normal business hours to the Rambaudi Equipment and will provide reasonable assistance to the Sellers, at the Purchaser's expense not to exceed $25,000, in testing the Rambaudi Equipment.

                  (b) At any time during the Storage Period, the Purchaser shall have the option to buy one or both machines constituting the Rambaudi Equipment for Two Hundred Fifty Thousand Dollars ($250,000) each.

              6.4 Further Assurances. From time to time after the Closing Date, each Party will, at its own expense, execute and deliver, or cause to be executed and delivered, all such other instruments, including instruments of conveyance, assignment and transfer and to make all filings with and to obtain all consents, approvals or authorizations of any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument and take all such other actions as such Party may reasonably be requested to take by the other Party, consistent with the terms of this Agreement, to effectuate better the provisions and purposes of this Agreement and the transactions contemplated by this Agreement.

              6.5 Employment Matters.

                  (a) Without limiting the definition of the Excluded Liabilities, the Purchaser does not assume and accepts no liability or obligation of the Sellers resulting from any collective bargaining agreement (other than the Union Contract), contract of employment, severance arrangement, employee handbook, precedent, past practice, or other method which in the past established terms and conditions of employment between the Sellers, their predecessors and their employees. The Sellers agree to pay or otherwise perform any liability or obligation with respect to its employees which is an Excluded Liability. The Purchaser agrees to be responsible for and to pay to any employee of either Seller who on the Closing Date becomes an employee of the Purchaser, all vacation pay, sick pay and wages or other remuneration to the extent it is an Assumed Liability as of the Closing Date and contained on the Closing Statement and required to be paid pursuant to the employee policies disclosed in
Schedule 4.12, to the same extent as would be required by the employee policies of the Sellers on the Closing Date.

                  (b) As of the Closing Date, the Purchaser shall offer employment to, and the Sellers shall use their best efforts to assist the Purchaser in employing as new employees of the Purchaser the persons listed in
Schedule 6.5(b) (the "Retained Employees"). The Sellers shall terminate effective as of the Closing Date all employment agreements or arrangements either Seller has with any of the Retained Employees. With respect to all employees of the Sellers other than the Retained Employees, the Sellers may retain or terminate such employees in their discretion. The Purchaser shall have no liability to the Sellers or any employee of either Seller arising out of, in connection with, or resulting from the fact that the Purchaser has not offered employment to any specific employee of either Seller.

                  (c) Until the first anniversary of the Closing Date, the Sellers will not directly or indirectly: (i) solicit any Retained Employee to terminate such Retained Employee's employment relationship with the Purchaser; or (ii) solicit any Employee to enter into any employment relationship with either Seller. Nothing in Section 6.5(c)(ii) shall prohibit either Seller from employing any person who has not been employed by the Purchaser for a period of 30 days, provided that the Purchaser has complied with Section 6.5(c)(i).

                  (d) On or before February 29, 2000, Farley shall pay to employees of either Seller as of December 31, 1999 all bonuses accrued for 1999, but not yet paid.

              6.6 Employee Benefits. The Sellers shall pay directly to each employee and former employee of the Business that portion of all benefits (including those accrued under the Employee Benefit Plans listed in Schedule 4.12) which has been accrued on behalf of that employee (or is attributable to expenses properly incurred by that employee) as of the Closing Date, and the Purchaser shall assume no liability for any such benefits, except for that liability assumed under Section 2.4(a)(ii). No portion of the assets of any Employee Benefit Plan, or any other plan, fund, program or arrangement, written or unwritten, sponsored or maintained by either Seller (and no amount attributable to any such Employee Benefit Plan, or other plan, fund, program or arrangement) shall be transferred to the Purchaser, and the Purchaser shall not be required to continue any such Employee Benefit Plan, or other plan, fund, program or arrangement after the Closing Date. The Purchaser shall not be liable for any claim for insurance, reimbursement or other benefits payable by reason of any event which occurs on or before the Closing Date, except for that liability assumed under Section 2.4(a)(ii). Further, Sellers shall retain full responsibility and liability for offering and providing "continuation coverage" to any person entitled to such coverage under, or with respect to, any "group health plan" (as such terms are defined under Section 4980B of the Code and Section 601 et seq. of ERISA) maintained by either Seller at any time, and the parties hereto agree that Purchaser shall not be considered a "successor employer" with respect to any such group health plan. All employees of the Sellers who are employed by the Purchaser after the Closing Date shall be new employees of the Purchaser and any prior employment by either Seller of such employees shall not affect entitlement to, or the amount of, salary or other cash compensation, current or deferred, which the Purchaser may make available to the Employees.

              6.7 Payments Received.

                  (a) The Sellers and the Purchaser agree that after the Closing Date they will hold and will promptly transfer and deliver to the other, from time to time as and when received by them, any cash, checks with appropriate endorsements (using commercially reasonable efforts not to convert such checks into cash), or other property that they may receive after the Closing Date which properly belongs to the other Party, including without limitation any insurance proceeds, and will account to the other for all such receipts. From and after the Closing Date, the Purchaser shall have the right and authority to endorse without recourse the name of either Seller on any check or any other evidences of indebtedness received by the Purchaser on account of the Business and the Acquired Assets.

                  (b) Until the first anniversary of the Closing Date or until the Sellers have received no payments with respect to the Acquired Assets for a period of 60 days, whichever occurs earlier, the Sellers shall remit to the Purchaser not less frequently than weekly a written report (the "Trust Payment Report") which indicates the payments received by the Sellers with respect to the Acquired Assets (the "Trust Payments"). The Trust Payment Report shall be verified as true and complete by an officer of the Seller which received such payment and shall detail each Trust Payment, the amount, date received, payor, and invoice number or other identifying number to which such Trust Payment relates. Each Trust Payment received by either Seller shall be immediately paid to the Purchaser by wire transfer of immediately available funds and if such Trust Payment is not remitted to Purchaser within thirty days of receipt such remittance shall bear interest at the rate of 10% per annum from the date of receipt by either Seller until remitted to the Purchaser.

                   (c) The Purchaser shall be entitled to audit the records of the Sellers with respect to the accuracy of any Trust Payment Report. Such audit shall be during normal business hours. The Sellers will reasonably cooperate with the Purchaser and its auditors in the exercise of the Purchaser's right to perform such audit. Subject to reasonable confidentiality requirements, the Purchaser shall be entitled to make extracts and copies of all records reasonably necessary for it to exercise its audit rights under this Section 6.7.

              6.8 Covenant Not to Compete. The Sellers and each of their Affiliates agree that for a period of three years after the Closing Date, neither it nor any of its Affiliates will, directly or indirectly, anywhere in the world, own, manage, operate, join, control or participate in the ownership, management, operation or control of, any business competitive with the Business. Nothing in this Section 6.8 shall prohibit either Seller from acquiring any other business provided that not more than 20% of the revenues of the acquired business are derived from operations which are competitive with the Business. The Sellers acknowledge and agree that the market for the products of the Business is worldwide and that the geographic scope of this covenant is reasonable. The Parties specifically acknowledge and agree that the remedy at law for any breach of this Section 6.8 will be inadequate and that the Purchaser, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage. If the provisions of this Section 6.8 should ever be deemed to exceed the limitation provided by applicable law, then the Parties agree that such provisions shall be reformed to set forth the maximum limitations permitted.

              6.9 Product Warranty Claims. The Sellers shall promptly, and in any case not less than three days after receipt, notify the Purchaser of any product warranty claim received by the Sellers with respect to products of the Business. After the Closing Date, the Purchaser shall be responsible for the administration of all product warranty claims with respect to products of the Business.

              6.10 Taxes. With respect to any Taxes which Sellers are holding for payment in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, Sellers shall pay such Taxes when due.

              6.11 Name Change. Within 30 days of the Closing Date, Detroit shall either completely liquidate or change its name so as not to be confusingly similar to "Tool & Engineering Company of Detroit, Inc."

              6.12 Purchaser as Additional Insured on Environmental Policies. Following the Closing, the Sellers shall use their best efforts (but shall not be obligated to pay any additional premiums) to cause the Purchaser to be added within 30 days after the Closing Date as an additional insured/loss payee, up to a limit of $1 million, on each of the insurance policies maintained by the Sellers with respect to environmental liability associated with the Business as security for the Sellers' indemnification obligations in Section 7.1(b)(iii) of this Agreement. In the event that the Sellers are required to pay additional premiums to cause the Purchaser to be added as an additional insured/loss payee in accordance with the terms of this Section 6.12, the Sellers shall promptly notify the Purchaser of the amount of the additional premiums and the Purchaser shall have the right, but not the obligation, to pay such premiums in its sole discretion.

              6.13 Removal of USTs.

                   (a) Within 60 days after the Closing Date, the Sellers shall, at their own expense, remove three underground storage tanks presently located outside the western wall of the premises covered by the Sublease Agreement (the "Subleased Premises") in accordance with the requirements of all applicable Environmental Laws and take any further remediation actions required by such Environmental Laws (the "UST Work").

                   (b) In connection with the UST Work, the Purchaser hereby grants to the Sellers, and their employees, agents and contractors, permission to enter the Subleased Premises solely for the purpose of performing the UST Work.

                   (c) The Sellers agree to provide the Purchaser promptly with copies of all data, test results and final reports generated as a result of or in connection with the UST Work and copies of all correspondence to or received from any Governmental Authority having jurisdiction over the UST Work.

                   (d) The Sellers shall notify the Purchaser at least 48 hours in advance of all entries onto the Subleased Premises to conduct the UST Work and shall schedule the UST Work so that the Purchaser's representative may observe such UST Work and shall coordinate the UST Work with any activities of the Purchaser's representative. The Sellers shall conduct the UST Work on the Subleased Premises as expeditiously as possible, at reasonable times and in a manner which does not unreasonably interfere with the Purchaser's or its representative's activities; provided that the Sellers and their agents shall not be held liable for any reasonable interference with operation of the Business. Sellers shall obtain all Government Permits and consents required to perform the UST Work.

                   (e) Upon the expiration of the permission granted by this Agreement to enter the Subleased Premises, the Sellers and their agents shall have access to the Subleased Premises as necessary to return the Subleased Premises to substantially their original condition and shall complete such restoration within thirty (30) days thereafter at the Sellers' expense and subject to the Purchaser's reasonable approval.

                   (f) Throughout all phases of the UST Work and until completion of the UST Work, the Sellers shall cause their agents responsible for performing the UST Work to keep in force, at their sole cost and expense, liability, property and other insurance for all risks normally insured against by persons performing this type of work and in amounts as are customary for performing this type of work with respect to all of the Sellers' and their agents' activities on the Subleased Premises relating to the UST Work.

                   (g) Notwithstanding any other provision to the contrary, for purposes of the indemnification provisions contained in Article 7 of this Agreement, any claim for indemnification by the Purchaser arising out of the acts or omissions of the Sellers in connection with the UST Work shall be treated as a claim for Indemnified Damages arising out of or resulting from an Excluded Liability.

              6.14 Closing Deliveries by the Sellers. On the Closing Date, the Sellers shall deliver to the Purchaser:

                   (a) A Secretary's certificate from each of the Sellers in a form acceptable to the Purchaser;

                   (b) An opinion, dated the Closing Date, from the Sellers' counsel in substantially the form attached to this Agreement as Exhibit 6.14(b);

                   (c) Appropriate bills of sale, deeds, assignments or such other instruments of conveyance as the Purchaser and its counsel shall have reasonably requested in order to transfer the Acquired Assets;

                   (d) Books and records of the Business and related Acquired Assets and Assumed Liabilities;

                   (e) Appropriate releases and termination statements for, or a payoff letter acceptable to the Purchaser in its absolute discretion, with respect to, any Liens which do not relate to lease transactions entered into in the ordinary course of the Business with respect to the Acquired Assets;

                   (f) An estoppel letter from the Landlords listed in Schedule 6.14(f) in form reasonably acceptable to the Purchaser which includes a statement that all lease obligations of the Sellers with respect to the Business have been paid to date and that the Sellers are not in default under the relevant lease agreement and that the purchase of the Business by the Purchaser will not result in a termination or renegotiation of any lease provisions;

                   (g) A copy of the Escrow Agreement executed by the Sellers;
and

                   (h) A guaranty of LIA, Inc. of all of the obligations of the Sellers under this Agreement.

              6.15 Closing Deliveries by the Purchaser. On the Closing Date, the Purchaser shall deliver to the Sellers:

                   (a) The Purchase Price;

                   (b) A Secretary's certificate from the Purchaser in a form acceptable to the Sellers;

                   (c) An opinion, dated the Closing Date, from the Purchaser's counsel in substantially the form attached to this Agreement as Exhibit 6.15(c); and

                   (d) A copy of the Escrow Agreement executed by the Purchaser.

              6.16 Leases and Related Agreements.

                   (a) On the Closing Date, Farley and the Purchaser shall execute a sublease agreement with respect to the premises located at 900 W. 18th Street, Chicago, Illinois (the "Chicago Sublease"); and

                   (b) On the Closing Date, the Purchaser shall assume Detroit's rights to and obligations under the lease for the premises located at 1748 Northwood Drive, Troy, Michigan in accordance with the terms of such lease.


                                    ARTICLE 7
                                 INDEMNIFICATION

              7.1  Survival of Representations and Warranties.

                   (a) Subject to Sections 7.1(b), 7.1(c) and 7.1(d), the representations and warranties made by the Sellers in this Agreement or in any Schedule, Exhibit, certificate or other document delivered by or on behalf of the Sellers pursuant to this Agreement shall be deemed to be continuing and shall survive for a period of 18 months from the Closing Date.

                   (b) Subject to Sections 7.1(c) and 7.1(d), the following representations and warranties shall survive for the periods described below.

                       (i) Sections 4.1, 4.2, 4.3, 4.8(a) and 4.25 shall survive
                   indefinitely.

                       (ii) Sections 4.12, 4.13, 4.14 and 4.20 shall survive for
                   the applicable statute of limitations under which claims may be asserted against the Sellers.

                      (iii) Section 4.23 shall survive for ten (10) years from
                  the Closing Date and shall be transferable to any subsequent purchaser of the Business.

                  (c) If a specific claim in writing with respect to any representation or warranty shall have been made, or an action at law or in equity shall have been commenced or filed, prior to the expiration of the relevant survival period described in Section 7.1(a) or 7.1(b), then such representation or warranty shall, with respect to such claim or action, survive until the claim or action has been finally resolved.

                  (d) Nothing in this Section 7.1 shall terminate or affect the obligations and indemnities of the Parties with respect to covenants and agreements contained or referred to in this Agreement that are to be performed by their specific terms, in whole or in part, after the Closing Date or the dates referred to above. Any investigations made by or on behalf of the Purchaser shall not affect the Seller's representations and warranties under this Agreement.

              7.2 Sellers' Indemnity. The Sellers shall jointly and severally indemnify, defend, save and hold harmless the Purchaser and its successors and assigns, and the Purchaser's employees, representatives, officers, directors and agents from and against any and all Indemnified Damages arising out of or resulting from:

                  (a) any breach of or inaccuracy in any representation or warranty made by either Seller in this Agreement or in any other Seller Transaction Document; or

                  (b) any breach of any covenant of either Seller contained in this Agreement or any other Seller Transaction Document requiring performance after the Closing Date; or

                  (c) any claim made against either Seller in connection with the Rambaudi Litigation; or

                  (d) any Excluded Liability.

The Sellers shall not have any obligation to indemnify the Purchaser under
Section 7.2(a), 7.2(b) or 7.2(c) until the Purchaser shall have suffered Indemnified Damages in excess of $25,000, following which the Sellers will be obligated to indemnify the Purchaser only to the extent of Indemnified Damages in excess of $25,000. The obligation of the Sellers to indemnify the Purchaser from and against Indemnified Damages under Section 7.2(a), 7.2(b) or 7.2(c) shall be limited to a ceiling amount equal to $3,000,000. Notwithstanding the foregoing sentence, the "ceiling amount" provided for in this Section 7.2 shall not be applicable to any claim for indemnity by the Purchaser pursuant to this
Section 7.2 that is based upon a breach of, or inaccuracy in, any warranty, representation, covenant or agreement of either Seller contained in Sections 2.4(b)(xi), 4.1, 4.2, 4.3, 4.8(a), 4.12, 4.13, 4.21 or 4.24 or any claim for indemnity under Section 7.2(d).

              7.3 Purchaser's Indemnity. The Purchaser shall indemnify, defend, save and hold harmless the Sellers and their successors and assigns, and their employees, representatives, officers, directors and agents from and against any and all Indemnified Damages arising out of or resulting from:

                  (a) any breach of or inaccuracy in any representation or warranty made by the Purchaser in this Agreement or in any other Purchaser Transaction Document; or

                  (b) any breach of any covenant of the Purchaser contained in this Agreement or in any other Purchaser Transaction Document requiring performance after the Closing Date; or

                  (c) any Assumed Liability.

The Purchaser shall not have any obligation to indemnify either Seller under this Section 7.3 until the Sellers, collectively, have suffered Indemnified Damages in excess of $25,000 (after which point the Purchaser will be obligated to indemnify the Sellers only from and against further such Indemnified Damages), and there will be an aggregate ceiling in an amount equal to $3,000,000 on the obligation of the Purchaser to indemnify the Sellers from and against Indemnified Damages under this Section 7.3.

              7.4 Claims for Indemnification.

                  (a) Whenever any claim for indemnification shall arise under this Article 7, the Party asserting such claim (the "Indemnified Party") shall notify the other Party (the "Indemnifying Party") of the claim and, when known, the facts constituting the basis for such claim. If any claim for indemnification under this Agreement results from or in connection with legal proceedings by a third party, such notice shall also specify, if known, the amount or an estimate of the amount of the liability arising from such proceedings.

                  (b) If any claim is asserted against the Indemnified Party for which the Indemnifying Party may be responsible under this Agreement (a "Third Party Claim"), written notice of such Third Party Claim shall be given to the Indemnifying Party as promptly as practicable and if the Indemnifying Party shall acknowledge in writing that the Indemnifying Party shall be responsible and liable for payment of all costs, losses, liabilities, claims and expenses in connection with such Third Party Claim, then the Indemnifying Party shall be entitled, if the Indemnifying Party so elects (subject to the Indemnified Party's prior written consent which may be withheld by the Indemnified Party to the extent that the Indemnified Party's rights under any other contested matter or any aspect of the Indemnified Party's ongoing business operations reasonably would be expected to be prejudiced by the Indemnified Party's lack of control over such Third Party Claim), to take control of the defense and investigation of such Third Party Claim and to employ and engage attorneys of its own choice to handle and defend such Third Party Claim, at the Indemnifying Party's cost, risk and expense. The Indemnified Party shall cooperate in all reasonable respects, at the Indemnifying Party's cost, risk and expense, with the Indemnifying Party and such attorneys in the investigation and defense of such claim (including any appeal); provided, however, that the Indemnified Party may, at its own cost, participate in any such investigation and defense of any Third Party Claim.

                  (c) Except with respect to settlements which provide for the payment of money damages only (and no other remedies) and such money damages do not exceed the limitations for indemnification provided in this Agreement, unless authorized in the Indemnified Party's consent, the Indemnifying Party shall not consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim without the prior written consent of the Indemnified Party. If the Indemnifying Party does not assume the defense of any Third Party Claim in accordance with the terms of this Section 7.4, the Indemnified Party may defend against such Third Party Claim in such manner as it may deem appropriate, including settling such Third Party Claim, after giving notice of such defense to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate. If the Indemnifying Party seeks to question the manner in which the Indemnified Party defended such Third Party Claim or the amount of or nature of any such settlement, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend such Third Party Claim in a reasonably prudent manner.

              7.5 Indemnification Payments. The Purchaser agrees that it shall first resort to the Indemnification Escrow Fund in connection with any indemnification claim under this Article 7. Payment of any claim from the Indemnification Escrow Fund shall be governed by the terms of the Escrow Agreement. If either (a) the Indemnification Escrow Fund is insufficient to set off any claim for indemnification made by the Purchaser under this Article 7 (or has been delivered to the Sellers prior to the making or resolution of such claim), or (b) it is determined that the Sellers are entitled to any indemnification payment, then, in the case of (a) or (b), any required indemnification payment shall be made by wire transfer of immediately available funds within seven (7) days after liability for and the amount of the indemnification payment is finally determined. If any required indemnification payment is not made within such period, the Indemnified Party may take any action or exercise any remedy available to it by appropriate legal proceedings to collect any required indemnification payment. Any indemnification payment shall be treated by the Parties as an adjustment to the Final Purchase Price.

              7.6 No Bar. If the Indemnification Escrow Fund is insufficient to set off any claim for Indemnified Damages made under this Agreement (or has been delivered to the Sellers prior to the making or resolution of such claim), then the Purchaser may take any action or exercise any remedy available to it by appropriate legal proceedings to collect the Indemnified Damages.

              7.7 Accounts Receivable. To the extent, if any, that one or both of the Sellers make an indemnification payment to the Purchaser as the result of a breach of the representations set forth in Section 4.16 with respect to Accounts Receivable, the Purchaser shall assign to the Sellers (without recourse to the Purchaser) all of the Purchaser's rights to the uncollected Accounts Receivable with respect to which the payment was made.

              7.8 Remedies Cumulative; Waiver. The remedies provided in this
Article 7 shall be cumulative and shall not preclude the Purchaser from asserting any other right, or seeking any other remedies against the Sellers.


                                    ARTICLE 8
                                OTHER PROVISIONS

              8.1 Complete Agreement, Purchaser Negotiations. This Agreement, including the Schedules and Exhibits and the documents referred to in this Agreement, shall constitute the entire agreement between the Parties with respect to the subject matter of this Agreement and shall supersede all previous and contemporaneous negotiations, commitments and writings with respect to such subject matter. All discussions and negotiations by the Purchaser, or any Person on behalf of the Purchaser, with any Person pertaining to the subject matter of this Agreement shall not be deemed to be on behalf of any such Person in his individual capacity, or on behalf of Oxford, but rather shall be deemed to be solely on behalf of the Purchaser.

              8.2 No Waiver. No failure of any Party to exercise any power given it under this Agreement, or to insist upon strict compliance with any provision of this Agreement, and no custom or practice of the Parties at variance with the terms of this Agreement shall constitute a waiver of any Party's right to demand strict compliance with the terms of this Agreement.

              8.3 Fees and Expenses.

                  (a) All out-of-pocket fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the transactions contemplated by this Agreement hereby shall be paid by the Party incurring such fees and expenses, regardless of whether the purchase and sale of the Acquired Assets is consummated.

                  (b) Notwithstanding anything to the contrary in this Agreement, Purchaser shall pay the cost of any Phase II environmental assessment conducted at the Purchaser's election.

              8.4 Discharge, Amendment. No release, discharge, amendment, modification, or waiver of this Agreement or any of its provisions shall be effective unless contained in an instrument in writing signed on behalf of each of the Parties by their authorized representatives.

              8.5 Notices. All notices or other communications required or permitted under this Agreement shall be in writing and shall be given by (i) certified mail, (ii) recognized commercial overnight courier, (iii) facsimile transmission with a confirming copy by certified mail or recognized commercial overnight courier, or (iv) e-mail with a confirming copy by certified mail or recognized commercial overnight courier, all addressed as follows.

         If to the Sellers to:

                  Farley Inc.
                  5000 Sears Tower
                  233 South Wacker Drive
                  Chicago, IL  50506
                  Attention:  President
                           Tel:  (312) 993-1718
                           Fax:  (312) 993-1749

         with a copy to

                  Bell, Boyd & Lloyd
                  Suite 3200
                  70 W. Madison Street
                  Chicago, Illinois  60602
                  Attention:  Paul T. Metzger
                           Tel:  (312) 807-4333
                           Fax:  (312) 372-2098
                           E-Mail:  pmetzger@bellboyd.com

or to such other Person or at such other place as the Sellers shall furnish to the Purchaser in writing, and

         If to the Purchaser to:

                  Oxford Automotive, Inc.
                  Suite 130
                  2000 North Woodward Avenue
                  Bloomfield Hills, MI  48304
                  Attn:  Rex E. Schlaybaugh, Jr., Esq.
                           Tel:  (248) 540-0031
                           Fax:  (248) 540-7501
         with a copy to:

                  Dykema Gossett PLLC
                  Suite 300
                  1577 North Woodward Avenue
                  Bloomfield Hills, Michigan  48304-2820
                  Attention:  Rex E. Schlaybaugh, Jr., Esq.
                           Tel:  (248) 203-0770
                           Fax:  (248) 203-0763
                           E-mail:  rschlaybaugh@dykema.com
or to such other Person or at such other place as the Purchaser shall furnish to the Sellers in writing.

              Any notice delivered by certified mail shall be effective on the fifth day after deposited in the United States mail. Any notice delivered by recognized commercial overnight courier shall be effective on the next Business Day after delivery to the recognized commercial overnight courier. Any notice delivered by facsimile transmission or e-mail shall be effective on the day of transmission.

              8.6 Governing Law. The interpretation and construction of this Agreement, the obligations of the Parties, and any claims or disputes relating to this Agreement, shall be governed by and construed in accordance with the domestic laws of the State of Michigan excluding the choice or conflicts of law rules of that state which might otherwise be applicable. The Parties consent to the exclusive jurisdiction of the state and federal courts sitting in the State of Michigan, agree that any proceeding in connection with any claim or dispute relating to this Agreement shall be conducted in such courts, and waive any defense of lack of personal jurisdiction or improper or inconvenient venue. EACH OF THE SELLERS AND THE PURCHASER WAIVE TRIAL BY JURY AND CONSENT TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY THE COURT.

              8.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and the successors or assigns of the Parties, provided that the rights and obligations of the Sellers in this Agreement may not be assigned, and the rights of the Purchaser may be assigned in whole or in part, only to an Affiliate or Affiliates of the Purchaser or to such other entity or organization which shall succeed to substantially all the assets of the Purchaser or its permitted successors or assigns. No assignment of the rights of the Purchaser permitted under this Section 8.7 shall relieve the Purchaser of its obligations under this Agreement.

              8.8 Execution in Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each Party and delivered to the other Party. A signature to this Agreement delivered by telecopy or other artificial means shall be deemed valid if a manually signed copy of such signature is delivered within three (3) Business Days after such telecopy or other signature is delivered.

              8.9 No Third Party Beneficiaries. The Parties shall have the sole right to enforce the performance of the provisions of this Agreement and the sole right to receive any amounts payable by the Parties pursuant to this Agreement, and that no other Person shall be entitled to, or shall have any claim, right, title or interest to or in any such amounts by virtue of this Agreement. This Agreement is personal to the Parties, and is not intended for the benefit of, and is not intended to be relied upon by, any other Person and no such Person (or any other Person acting on its behalf) shall be entitled to the benefit of or to enforce this Agreement.

              8.10 Arm's Length Negotiations. Each Party expressly represents and warrants to all other Parties that (a) before executing this Agreement, such Party has fully informed itself of the terms, contents, conditions, and effects of this Agreement; (b) such Party has relied solely and completely upon its own judgment in executing this Agreement; (c) such Party has had the opportunity to seek and has obtained the advice of counsel before executing this Agreement; (d) such Party has acted voluntarily and of its own free will in executing this Agreement; (e) such Party is not acting under duress, whether economic or physical, in executing this Agreement; and (f) this Agreement is the result of arm's length negotiations conducted by and among the Parties and their respective counsel.



                            [SIGNATURES ON NEXT PAGE]

              This Asset Purchase Agreement has been executed and delivered by the Parties on February 16, 2000.

CE TECHNOLOGIES, INC.                        FARLEY INC.


BY: \S\ AURELIAN BUKATKO                     BY: \S\ H.J. CHRISTIANSON
    ---------------------------                  -------------------------
         AURELIAN BUKATKO                            H.J. CHRISTIANSON
           VP, CFO & TREASURER                         AUTHORIZED SIGNATORY


                                             TOOL & ENGINEERING COMPANY OF
TOOL AND ENGINEERING COMPANY                 DETROIT, INC.

BY: \S\ AURELIAN BUKATKO                     BY: \S\ H.J. CHRISTIANSON
    ------------------------                     --------------------------
        AURELIAN BUKATKO                             H.J. CHRISTIANSON
          VP, CFO & TREASURER                          AUTHORIZED SIGNATORY

                                                                     EXHIBIT 1.4

                                   DEFINITIONS

              "1997 Unaudited Financial Statements" means the financial statements of the Business as of and for the year ended December 31, 1997.

              "1998 Unaudited Financial Statements" means the financial statements of the Business as of and for the year ended December 31, 1998.

              "Agreed Upon Accounting Standards" to be used in the preparation of the Closing Statement and Closing Net Working Capital are as follows:

                  (a) All assets and liabilities of the Business will be reflected on the Closing Statement, without regard to any materiality standard.
                  (b) Accounts receivable will reflect only amounts due from customers, based upon contract terms other than payment date. Amounts due customers for credit memos, pricing concessions, rebates and any other refundable amounts will be reflected as a reduction of accounts receivable and/or a liability as appropriate. An accounts receivable reserve of not less than $25,000 will be reflected on the Closing Statement.
                  (c) A physical inventory shall be conducted of the inventory of the Business as of the Closing Date. Inventory will include all Business owned inventory for sale to customers in the ordinary course of business valued at the lower of cost or market value. Containers, packaging, consumables and spare parts to maintain machinery and equipment shall not be included in inventory. Excess and obsolete inventory will be recorded at estimated recoverable amounts. A physical inventory of the "Kirksite" inventory of the Business shall be conducted as close as practicable to the Closing Date and shall be valued at $0.55 per pound. A reserve for shrinkage will be reflected on the Closing Statement consistent with past practices.
                  (d) An accrual for vacation liabilities due to all Retained Employees will be reflected on the Closing Statement in accordance with GAAP.
                  (e) If the method for accounting for any item is addressed in these Agreed Upon Accounting Standards, then the method specified in these Agreed Upon Accounting Standards will be used to account for such item in preparing the Closing Statement.
                  (f) If the method of accounting for any item is not addressed in these Agreed Upon Accounting Standards, then GAAP will be used to account for such item in preparing the Closing Statement.
                  (g) If post retirement benefit obligations have been accrued in accordance with FASB Statement #106, Accounting for Post Retirement Benefits Other Than Pensions, such accruals will not be taken into account in determining the Purchase Price Adjustment.

              "Affiliate" shall have the meaning set forth in Rule 12b-2 of the regulations under the Securities Exchange Act of 1934.

              "Business Day" means any day other than a Saturday, Sunday, legal holiday, or other day upon which banks in Michigan or Illinois are not permitted or required to be closed.

              "Contract" means any agreement, contract, lease, note, mortgage indenture, loan agreement, franchise agreement, covenant, employment agreement, license, instrument, purchase and sales order, commitment, undertaking, obligation, whether written or oral, express or implied, including the Equipment Leases and the Real Property Leases.

              "Day" or "day" means a calendar day.

              "Environmental Law" shall mean any federal, state or local law, rule, regulation, statute, code, ordinance and other requirement of law relating to pollution or protection of the environment.

              "Escrow Agent" means the bank or trust company appointed by the Parties as the escrow agent pursuant to the Escrow Agreement in substantially the form attached to this Agreement as Exhibit 2.8.

              "Governmental Authority" means any nation or government, any state, regional, local or other political subdivision, and any entity or official exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

              "Hazardous Substances" shall be construed to include any toxic or hazardous substance, pollutant, contaminant, material or waste, and any other constituent thereof, whether liquid, solid, semisolid, sludge and/or gaseous, including without limitation, chemicals, compounds, by-products, pesticides, asbestos containing materials, petroleum or petroleum products, and polychlorinated biphenyls, or which are regulated, listed or controlled by, under or pursuant to any Environmental laws, or under any other statute, law, regulation, order, code, rule, order, or decree.

              "Indemnified Damages" mean any costs, losses, liabilities, claims and expenses, including reasonable legal fees and costs of investigation.

              "Intellectual Property" means:

                  (a) any invention (whether patentable or unpatentable and whether or not reduced to practice), any improvements to any invention, and any patent, patent application, or patent disclosure, together with any reissuance, continuation, continuation-in-part, revision, extension, or reexamination of any patent;

                  (b) any trademark, service mark, trade dress, logo, trade name, or corporate name, together with any translation, adaptation, derivation, or combination and including any associated goodwill, and any application, registration, or renewal;

                  (c) any copyrightable work, any copyright, and any application, registration, or renewal;

                  (d) any mask work and any application, registration, or renewal;

                  (e) any trade secret or confidential business information (including any idea, research and development, know-how, formula, composition, manufacturing and production process or technique, technical data, design, drawing, specification, customer or supplier list, pricing and cost information, and business and marketing plan or proposal);

                  (f) any computer software (including data and related documentation),

                  (g) any other proprietary right; and

                  (h) any copies or tangible embodiment of any Intellectual Property.

              "IRS" means the Internal Revenue Service.


              "Lien" means any mortgage, pledge, lien, charge, security interest, claim or other encumbrance.

              "Material Adverse Effect" means a material adverse effect on (i) the business, assets, financial condition, results of operation or prospects of a Person or the Business, or (ii) the ability of the Parties to consummate the transactions contemplated by this Agreement.

              "Net Working Capital" shall mean the net working capital (i.e., current assets less current liabilities), exclusive of cash, as determined in accordance with the Agreed Upon Accounting Standards.

              "Oxford" means Oxford Automotive, Inc., a Michigan corporation and the sole shareholder of the Purchaser.

              "Person" means an individual, corporation, partnership, limited liability company, association, trust, joint venture, unincorporated organization, other entity or group, or a government or governmental agency.

              "Tax" or "Taxes" shall mean taxes, fees, levies, duties, tariffs, imposts, and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, local or foreign taxing authority, including (without limitation) (i) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and (ii) interest, penalties, additional taxes and additions to tax imposed with respect thereto.

              "Tax Returns" shall mean returns, reports, and information statements with respect to Taxes required to be filed with the IRS or any other federal, foreign, state or provincial taxing authority, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns.

              "To the knowledge of" or words of similar import, with respect to the knowledge of either or both Sellers, shall include the actual knowledge of William F. Farley, as an individual or acting in any other capacity, whether or not associated with the Business.

                          DEFINITIONAL CROSS-REFERENCES

              The following terms are defined in the following provisions of this Agreement.

              "1997 Unaudited Financial Statements"      Exhibit 1.4
              "1998 Unaudited Financial Statements"      Exhibit 1.4
              "Accounts Receivable"                      Section 2.1(k)
              "Acquired Assets"                          Section 2.1
              "Adjustment Review Period"                 Section 2.10(a)
              "Affiliate"                                Exhibit 1.4
              "Agreed Upon Accounting Standards"         Exhibit 1.4
              "Agreement"                                Introductory paragraph
              "applicable asset acquisition"             Section 2.7
              "Assumed Liabilities"                      Section 2.4(a)
              "Business"                                 Background paragraph
              "Business Day"                             Exhibit 1.4
              "Chicago Sublease"                         Section 6.16(a)
              "Closing"                                  Article 3
              "Closing Date"                             Article 3
              "Closing Statement"                        Section 2.9(a)
              "Closing Net Working Capital"              Section 2.6
              "Code"                                     Section 2.7
              "Contract"                                 Exhibit 1.4
              "Day" or "day"                             Exhibit 1.4
              "Detroit"                                  Introductory paragraph
              "ERISA"                                    Section 4.12(b)
              "Employee Benefit Plans"                   Section 4.12(a)
              "Environmental Claims"                     Section 4.23(e)
              "Environmental Law"                        Exhibit 1.4
              "Environmental Permits"                    Section 4.23(a)
              "Equipment Leases"                         Section 2.1(g)
              "Escrow Agent"                             Exhibit 1.4
              "Escrow Agreement"                         Section 2.8
              "Excluded Assets"                          Section 2.2

              "Excluded Liabilities"                     Section 2.4(b)
              "Facility"                                 Section 4.23(a)
              "Farley"                                   Introductory paragraph
              "Final Purchase Price"                     Section 2.11(b)
              "Financial Statements"                     Section 4.5
              "GAAP"                                     Section 1.3
              "Government Permits"                       Section 4.22
              "Governmental Authority"                   Exhibit 1.4
              "Hazardous Substances"                     Exhibit 1.4
              "Immigration Act"                          Section 4.11(r)
              "including"                                Section 1.1(d)
              "Indemnification Escrow Fund"              Section 2.8
              "Indemnified Damages"                      Exhibit 1.4
              "Indemnified Party"                        Section 7.4(a)
              "Indemnifying Party"                       Section 7.4(a)
              "Independent Accountant"                   Section 2.10(b)
              "Intellectual Property"                    Exhibit 1.4
              "Interim Financial Statements"             Section 4.5
              "Inventory"                                Section 2.1(a)
              "IRS"                                      Exhibit 1.4
              "Leased Real Property"                     Section 4.7
              "Lien"                                     Exhibit 1.4
              "Material Adverse Effect"                  Exhibit 1.4
              "Material Contracts"                       Section 4.9(a)
              "Net Working Capital"                      Exhibit 1.4
              "Non-Assignable Asset"                     Section 2.3(a)
              "Owned Real Property"                      Section 4.7
              "Oxford"                                   Exhibit 1.4
              "Parties"                                  Introductory paragraph
              "Permits and Licenses"                     Section 2.1(f)
              "Person"                                   Exhibit 1.4
              "Preliminary Net Working Capital"          Section 2.6
              "Purchase Price"                           Section 2.5
              "Purchase Price Adjustment"                Section 2.6
              "Purchase Price Escrow Fund"               Section 2.8
              "Purchaser"                                Introductory paragraph
              "Purchaser Transaction Documents"          Section 5.2
              "Rambaudi Equipment"                       Section 2.2(c)
              "Rambaudi Litigation"                      Section 2.2(d)
              "Real Property"                            Section 4.7
              "Real Property Leases"                     Section 2.1(g)
              "Retained Employees"                       Section 6.5(b)
              "Seller"                                   Introductory paragraph
              "Seller Transaction Documents"             Section 4.3

              "Storage Period"                           Section 6.3(a)
              "Subleased Premises"                       Section 6.13
              "Target Working Capital"                   Section 2.6
              "Tax" or "Taxes"                           Exhibit 1.4
              "Third Party Claim"                        Section 7.4(b)
              "To the knowledge of"                      Exhibit 1.4
              "Trust Payments"                           Section 6.7(b)
              "Trust Payment Report"                     Section 6.7(b)
              "Union Contract"                           Section 2.4(a)(iii)
              "Used Real Property"                       Section 4.7
              "UST Work"                                 Section 6.13
              "Working Capital Adjustment"               Section 2.6